As filed with the Securities and Exchange Commission on September 29, 2020

File No. [          ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Stone Point Capital Credit LLC

(Exact name of registrant as specified in its charter)

Delaware	85-3149929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Horseneck Lane Greenwich, Connecticut	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 862-2950 with copies to:

William J. Bielefeld Matthew J. Carter Dechert, LLP 1900 K Street NW Washington, DC 200006	Aaron J. Schlaphoff, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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EXPLANATORY NOTE

Stone Point Capital Credit LLC is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis to permit it to file an election to be regulated as a business development company (a “BDC”), under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide current public information to the investment community and to comply with applicable requirements for possible future quotations or listing of its securities on a national securities exchange or other public trading market.

Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:

•

“Company” refers Stone Point Capital Credit LLC for the periods prior to consummation of the BDC Conversion (as defined below), and refers to Stone Point Credit Corporation, a Delaware corporation, for the periods following the BDC Conversion

•	“Adviser” refers to Stone Point Credit Adviser LLC

•	“Stone Point” or the “firm” refers to Stone Point Capital LLC together with its affiliates, as applicable; and

•	“Shareholder” refers to a holder of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

Once this Registration statement has been deemed effective, the Company will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require the Company, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and the Company will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Shortly after the effectiveness of this Registration Statement, the Company will file an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, the Company will become subject to the 1940 Act requirements applicable to BDCs.

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements regarding the plans and objectives of management for future operations. Any such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “target,” “goals,” “plan,” “forecast,” “project,” other variations on these words or comparable terminology, or the negative of these words. These forward-looking statements are based on assumptions that may be incorrect, and the Company cannot assure you that the projections included in these forward-looking statements will come to pass. The Company’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in Item 1A entitled “Risk Factors” in Part I of this Registration Statement and elsewhere in this Registration Statement.

The Company has based the forward-looking statements included in this Registration Statement on information available to the Company on the date of this Registration Statement, and the Company assumes no obligation to update any such forward-looking statements, unless the Company is required to do so by applicable law. However, you are advised to consult any additional disclosures that the Company may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including subsequent amendments to this Registration Statement, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:

•	the Company’s future operating results;

•

changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, including with respect to changes from the impact of the COVID-19 pandemic; the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak;

•

the effect of the COVID-19 pandemic on the Company’s business prospects and the prospect of the Company’s portfolio companies, including the Company’s and their ability to achieve the Company’s respective objectives;

•

the effect of the disruption caused by the COVID-19 pandemic on the Company’s ability to effectively manage the Company’s business and on the availability of equity and debt capital and the Company’s use of borrowed money to finance a portion of the Company’s investments;

•	the Company’s business prospects and the prospects of the Company’s prospective portfolio companies;

•	the impact of increased competition;

•	the Company’s contractual arrangements and relationships with third parties;

•	the dependence of the Company’s future success on the general economy and its impact on the industries in which the Company invests;

•	the ability of the Company’s prospective portfolio companies to achieve their objectives;

•	the relative and absolute performance of the Adviser;

•	the ability of the Adviser and its affiliates to retain talented professionals;

•	the Company’s expected financings and investments;

•	the Company’s ability to pay dividends or make distributions;

•	the adequacy of the Company’s cash resources;

•	risks associated with possible disruptions due to terrorism in the Company’s operations or the economy generally;

•	the impact of future acquisitions and divestitures;

•	the Company’s regulatory structure and tax status as a BDC and a regulated investment company (a “RIC”); and

•	future changes in laws or regulations and conditions in the Company’s operating areas.

The safe harbor provisions of Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement.

Item 1. Business.

The Company

The Company has been established by the Adviser, a Delaware limited liability company and an investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as of September 25, 2020. The Adviser is an affiliate of Stone Point, which had approximately $26 billion of assets under management on a preliminary basis as of June 30, 2020, and more than 100 employees as of June 30, 2020. Stone Point has an experienced investment team with a long, successful track-record of making private equity investments in the financial services industry including insurance distribution and services, outsourcing and technology, HR benefits and employer services, managed care and healthcare services, asset and wealth management, advisory, broker-dealers, merchant trading, property & casualty insurance underwriting, insurance run-off, life insurance underwriting, banking institutions, specialty finance and non-bank lenders and real estate finance and services, having raised and managed eight private equity funds (the “Stone Point Funds”) with aggregated committed capital of approximately $26 billion.

The Company was formed as a Delaware limited liability company on September 8, 2020 to make investments in middle market companies and expects to commence operations in late 2020. In connection with its election to be regulated as a BDC, Stone Point Capital Credit LLC will complete the Conversion and convert to Stone Point Credit Corporation, a Delaware corporation, and the member of Stone Point Capital Credit LLC will become the sole Shareholder of the Stone Point Credit Corporation (the “BDC Conversion”). The Company is structured as an externally managed, non-diversified closed-end management investment company. The Company intends to elect to be treated as a BDC under the 1940 Act. In addition, for tax purposes the Company intends to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company seeks to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Though no assurance can be given that the Company’s investment objective will be achieved, and investment results may vary substantially on a monthly, quarterly and annual basis, the Adviser believes that the Company’s investment objective can be achieved by primarily investing in senior secured or unsecured loans and, to a lesser extent, subordinated loans, mezzanine loans and equity-related securities including warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity.

The Adviser believes that the current market environment presents an attractive investment opportunity for a newly capitalized entrant, such as the Company, which is unencumbered by legacy investments. The Adviser believes the middle market direct lending sector will experience a period of stress over the coming years due to the impact of COVID-19 and that credit impairments for legacy direct lenders, combined with strong demand for new loans from the private equity industry, will present an attractive opportunity for newly capitalized middle market direct lenders unencumbered by legacy portfolio issues. In addition to favorable market dynamics, the Adviser believes the Investment Team’s extensive network of contacts and targeted outbound search model, combined with Stone Point’s reputation and record as a leader in investing in the financial services industry, will provide the Company with a significant competitive advantage in sourcing attractive investment opportunities.

The Company generally expects to invest in middle market companies with earnings before interest expense, income tax expense, depreciation and amortization, or “EBITDA,” between $30 million and $125 million annually, and/or annual revenue of $75 million to $1.5 billion. Typical middle market senior loans may be issued by middle market companies in the context of leveraged buyouts, acquisitions, debt refinancings, recapitalizations, and other similar transactions. Notwithstanding the foregoing, the Adviser may determine whether companies qualify as “middle market” in its sole discretion, and the Company may from time to time invest in larger or smaller companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets, including the high yield and syndicated loan markets. The Company’s target credit investments will typically have maturities between 3 and 6 years and generally range in size between $20 million and $100 million. The investment size will vary with the size of the Company’s capital base. The Company is expected to adopt a non-fundamental policy to invest, under normal market conditions, at least 75% of the value of its total assets (measured at the time of each such investment taking into account certain initial assumptions regarding the expected amount of total assets of the Company once fully invested) in portfolio companies that are in the financial services, business services, software and technology or healthcare services sectors. The remaining 25% of the value of our total assets (measured at the time of each such investment taking into account certain initial assumptions regarding the expected amount of total assets of the Company once fully invested) may be invested across a wide range of sectors (although we expect to avoid businesses which at the time of our investment participate in certain sectors such as payday lending, pawn shops, automobile title and tax refund anticipation loans, credit repair services, strip mining, drug paraphernalia, marijuana related businesses, tax evasion gaming and pornography).

The Company expects to generate revenues primarily through receipt of interest income from its investments. In addition, the Company may generate income from capital gains on the sales of loans and debt and equity related securities and various loan origination and other fees and dividends on direct equity investments.

As a BDC, the Company must invest at least 70% of its assets in “qualifying assets,” which may include investments in “eligible portfolio companies.” Under the relevant SEC rules, the term “eligible portfolio company” includes all U.S. private operating companies and small U.S. public operating companies with a market capitalization of less than $250 million. See “Item 1. Business – Qualifying Assets.”

Board of Directors

The Company’s business and affairs are managed under the direction of its Board of Directors (the “Board”). The Board consists of [five] members, [three] of whom are not “interested persons” of the Company, the Adviser or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act. These individuals are referred to as the “Independent Directors.” The Independent Directors compose a majority of the Board. Directors who are “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Company or the Adviser are referred to herein as “Interested Directors.” The Board elects the Company’s officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly determinations of fair value of the Company’s assets, corporate governance activities, oversight of the Company’s financing arrangements and oversight of the Company’s investment activities.

The Adviser

Subject to the supervision of the Board, pursuant to an investment advisory agreement between the Company and the Adviser (the “Investment Advisory Agreement”), the Adviser manages the day-to-day operations of the Company and provides the Company with investment advisory and management services. The Adviser is an affiliate of Stone Point, which is a privately-held firm specializing in investments within the global financial services industry.

Pursuant to a resource sharing agreement between Stone Point and the Adviser (the “Resource Sharing Agreement”), Stone Point makes the investment professionals on the Stone Point credit investment team (the “Stone Point Credit Investment Team”) and a portion of the time and efforts of certain other investment professionals on the Stone Point private equity investment team (together with the Stone Point Credit Investment Team, the “Investment Team”) available to the Adviser for purposes of originating and identifying investment opportunities, conducting research and due diligence on prospective investments, analyzing and underwriting investment opportunities, structuring investments and monitoring and servicing the Company’s investments in accordance with the services provided by the Adviser under the Investment Advisory Agreement. The Stone Point Credit Investment Team employs a blend of top-down and bottom-up analysis. The senior members of the Stone Point Credit Investment Team have been actively involved in the alternative credit investing market for many years and have built strong relationships with private equity sponsors, banks and financial intermediaries. As of June 30, 2020, the Investment Team was comprised of approximately 54 investment professionals, a substantial majority of whom are primarily focused in the private equity markets. In addition, the Investment Team is supported by finance, operational, administrative, compliance, investor relations and business development professionals. These individuals may have additional responsibilities other than those relating to the Company, including other credit products sponsored by Stone Point, but will allocate a portion of their time in support of the Company’s business and investment objective. In addition, the Adviser believes that it has best-in-class support personnel, including expertise in risk management, legal, accounting, tax, information technology and compliance, among others. The Company expects to benefit from the support provided by these personnel in its operations.

The Adviser’s investment committee servicing the Company is comprised of James D. Carey, Charles A. Davis, Stephen Friedman, David J. Wermuth and Nicolas D. Zerbib (the “Investment Committee”), who bring substantial private equity, investment banking, insurance, government and executive management experience and also serve as the Investment Committee for the Stone Point Funds. This group has had primary responsibility for managing the Stone Point Funds since 1998. The Investment Committee will be responsible for making all investment and disposition decisions subject to the supervision of the Board, a majority of which is made up of Independent Directors.

The Adviser believes that the Investment Team’s and Investment Committee’s extensive network of contacts, which includes financial sponsors, debt investors, banks and specialty lenders, as well as the Adviser’s targeted outbound search model and its reputation and record as a leader in investing in the financial services industry, will provide the Company with a significant competitive advantage in sourcing, diligencing and underwriting attractive investment opportunities. Stone Point has created a network in sourcing, monitoring and workouts/restructuring that may be utilized by the Company as needed in managing the Company’s investments.

History of Stone Point Capital

Stone Point has a history of successfully investing in the global financial services industry over a period of more than thirty years. The platform began in 1985 and operated as MMC Capital under the ownership of Marsh & McLennan Companies, Inc. until 2005. Current principals of Stone Point led the management of MMC Capital from 1998 until 2005, when they formed Stone Point to acquire the business from Marsh & McLennan. Between 1985 and 1993, the Firm continued to execute a strategy of investing in property & casualty underwriting businesses on an opportunistic basis as market opportunities were identified. In 1994, the Firm formed its first private equity fund, Trident I, with committed capital to invest in underwriting companies operating principally within the insurance industry. During the last twenty years, the scope of investment activities has broadened to include other financial services companies, including companies in the following sectors: insurance distribution, insurance services, life insurance underwriting, property & casualty insurance underwriting, insurance run-off, depository institutions, outsourcing service providers, specialty finance and non-bank lenders, real estate finance and services, managed care and healthcare services, asset management and distribution, and broker dealers and merchant trading. Stone Point’s expertise, reputation and contacts have enabled it to identify, evaluate and respond quickly to market opportunities, and to work actively in partnership with managers to enhance the value of portfolio companies in numerous segments within the financial services industry.

Investment Objective and Strategy

The Company’s investment objective will be to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Company will seek to invest primarily in senior secured or unsecured loans and, to a lesser extent, subordinated loans, mezzanine loans and equity-related securities including warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. The Company is expected to adopt a non-fundamental policy to invest, under normal market conditions, at least 75% of the value of its total assets (measured at the time of each such investment taking into account certain initial assumptions regarding the expected amount of total assets of the Company once fully invested) in portfolio companies that are in the financial services, business services, software and technology or healthcare services sectors.

The Company generally expects to invest in middle market companies with EBITDA between $30 million and $125 million annually, and/or annual revenue of $75 million to $1.5 billion. Notwithstanding the foregoing, the Adviser may determine whether companies qualify as “middle market” in its sole discretion, and the Company may from time to time invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets, including the high yield and syndicated loan markets. The Company’s target credit investments will typically have maturities between 3 and 6 years and generally range in size between $20 million and $100 million. The investment size will vary with the size of the Company’s capital base.

Market Opportunity and Competitive Advantages

The Adviser believes the Company presents an attractive investment opportunity for several reasons:

Increasing Demand for Debt Capital. Private equity sponsors have unprecedented levels of capital available for investment, which the Adviser believes will continue to drive demand for direct lending over the coming years as private equity firms seek to deploy capital through leveraged buyouts. The Company believes this dynamic, coupled with the Adviser’s strong relationships in the middle market, will provide significant investment opportunities for the Company.

Near-Term Reduction in Competition from Legacy Non-Bank Lenders. Due to the impacts resulting from the COVID-19 pandemic, as well as relaxed underwriting standards in recent years, the Adviser believes that existing middle market direct lenders are likely to experience significant near-term stress due to disruptions to their portfolio companies’ businesses. Since the Global Financial Crisis, leverage multiples across middle market borrowers have increased significantly and EBITDA adjustments have become more prevalent, resulting in potentially understated “true” leverage levels. The Adviser believes the economic and financial impacts of COVID-19 may result in lower achievement of EBITDA adjustments and less cash flow, which is likely to exacerbate liquidity issues and credit losses over the coming years for existing middle market direct lenders.

The Adviser expects these credit issues to cause middle market lenders to focus on conserving capital to protect their existing portfolio and also to limit capital deployment to new middle market direct lending opportunities. The Adviser expects that these capital constraints among legacy direct lenders will provide an opportunity for new market entrants, such as the Company, to pursue investments with attractive risk-adjusted returns.

Proactive Sourcing and Relationship-Driven Deal Flow. The Adviser believes that focusing its activities on proactive, outbound, multi-year searches produces higher quality investment opportunities. The Adviser seeks investment opportunities in sectors that it believes are attractive using a focused three-prong origination strategy. In sourcing investments for the Fund, the Adviser leverages (i) its dedicated team of origination professionals and Stone Point’s broker-dealer professionals focusing on sponsor communities and financial intermediaries within targeted sectors, (ii) its extensive network of private equity investment professionals, focused on more than 70 financial services-related end markets, and (iii) its longstanding relationships with commercial banks who may provide investment opportunities to the Company.

Disciplined Underwriting Process. The Adviser seeks investment opportunities that it believes are attractive using a rigorous “top down” and “bottom up” process. The Adviser regularly evaluates and selects sectors on which to focus based on an investment thesis (top down approach) and designates a team of investment professionals to identify leading companies and managers in these sectors (bottom up approach). For more than 70 identified sectors of the financial services industry, this process includes:

•	Firm-wide discussions to prioritize the identified sectors

•	Dedicating small teams of investment professionals to study these sectors

•	Interaction with industry experts and attendance at key industry conferences

•	Proactive outbound calling efforts and meetings with private equity sponsors and management teams

The Adviser will employ a “triangulation” approach in evaluating the quality of a credit, focused on borrower characteristics, loan structure and quality of sponsorship. The Adviser generally seeks to invest in companies that are led by experienced management teams, have market-leading positions and high barriers to entry, and generate predictable free cash flow across market cycles. In structuring a loan, the Adviser will generally be focused on determining appropriate leverage levels (with a significant focus on adjustments and free cash flow), ensuring sufficient minimum sponsor equity and seeking to mitigate downside risk through structural protections. Finally, the Adviser will seek to invest in companies with strong financial sponsor ownership, focused on underwriting a sponsor’s ability to support the borrower.

Sector Focus. The Company will make its investments primarily in sectors in which Stone Point has developed a longstanding network and can leverage real-time insights from private portfolio companies to provide a discernible origination and underwriting edge. The Adviser currently expects to focus the Company’s investments in the financial services, business services, software and technology, and healthcare services sectors. As a result of this specialization by the Investment Team at the Adviser, the Adviser believes that it is well positioned to source proprietary deals and evaluate a broad range of investments with a deep understanding of the market dynamics and cycles for these sectors.

Further, the Adviser believes the Company’s focus on the financial services, business services, software and technology, and healthcare services sectors will provide strong downside protection, given the low default rates in these industries, as well as Stone Point’s investment experience. The Company’s targeted sectors have performed well across market cycles, consistently generating lower cumulative default rates compared with non-financial sectors, which should contribute to enhanced risk adjusted returns.

Ability to Leverage Stone Point’s Highly Experienced Investment Team. The Adviser intends to utilize Stone Point’s significant resources and expertise throughout the life cycle of each investment. Stone Point has a long, successful record of making investments and managing businesses in the financial services industry. Stone Point has raised eight private equity funds with an investment track record of over 20 years and a focus on investments in companies in the global financial services industry and related sectors. Stone Point has invested in 26 asset management platforms over 15 years and believes that its experience investing in and building business across a variety of credit strategies positions the Company for success in the direct lending middle market. The Investment Team will be responsible for making all investment and disposition decisions. As of June 30, 2020, the Investment Team is comprised of approximately 54 investment professionals (a substantial majority of whom are primarily focused in the private equity markets), operating partners and senior advisors who bring to Stone Point considerable experience with Stone Point and/or from other leading private equity, private debt, investment banking, financial services, corporate law, and accounting firms.

Highly Experienced Investment Committee. The Investment Committee for the Adviser will be comprised of James D. Carey, Charles A. Davis, Stephen Friedman, David J. Wermuth and Nicolas D. Zerbib. The Investment Committee currently leads the investment activities of the Stone Point Funds, has worked together at Stone Point for approximately twenty years investing across multiple credit cycles and different investing environments and, previously, Mr. Davis and Mr. Friedman worked together for more than twenty years at Goldman Sachs.

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Mr. Carey is a Senior Principal of Stone Point. Prior to joining the Firm, he was in the Financial Institutions Investment Banking Group at Merrill Lynch & Co. and prior to that time was an attorney with Kelley Drye & Warren LLP.

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Mr. Davis is the Chief Executive Officer of Stone Point and the Chairman of the Investment Committees of the Trident Funds. He is a former Vice Chairman of Marsh & McLennan and the former head of the Financial Services Industry Group and head of Investment Banking Services worldwide at Goldman Sachs.

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Mr. Friedman is the Chairman of Stone Point and is the former Chairman of Goldman Sachs, where he was instrumental in creating the firm’s principal investment business. He also previously served as Assistant to President George W. Bush for Economic Policy and Director of the National Economic Council.

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Mr. Wermuth is a Senior Principal and the General Counsel of Stone Point. Prior to joining the Firm, he was an attorney specializing in mergers and acquisitions at Cleary, Gottlieb, Steen & Hamilton LLP and prior to that time an auditor for KPMG Peat Marwick.

•	Mr. Zerbib is a Senior Principal of Stone Point. Prior to joining the Firm, he was in the Financial Institutions Group at Goldman Sachs.

All investment decisions are reviewed and approved by the Investment Committee, which has principal responsibility for approving new investments and overseeing the management of existing investments. This senior management team is supported by a team of investment professionals, operating partners and senior advisors who bring to Stone Point considerable experience with Stone Point and/or from other leading private equity, investment banking, financial services, corporate law and accounting firms.

The following table sets forth the experience of Stone Point’s investment committee.

Stone Point Senior Investment Team	Years in Financial Services		Years at Stone Point
James D. Carey, Senior Principal	26		23
Member of the Investment Committee
Charles A. Davis, Chief Executive Officer	30	+	22
Chairman of the Investment Committee
Stephen Friedman, Chairman	30	+	20
Member of the Investment Committee
David J. Wermuth, Senior Principal, General Counsel	23		20
Member of the Investment Committee
Nicolas D. Zerbib, Senior Principal	25		22
Member of the Investment Committee

The Private Offering

The Company expects to enter into separate subscription agreements relating to the common stock (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”) with a number of investors for the private placement of the Company’s common stock (the “Private Offering”). Each investor will make a capital commitment to purchase shares of the Company’s Common Stock, pursuant to a Subscription Agreement. Investors will be required to make capital contributions to purchase shares of Common Stock each time the Company delivers a drawdown notice, which will be delivered at least 10 days prior to the initial required funding date (such initial funding date, the “Initial Closing”) and 10 days prior to any subsequent required funding date, in an aggregate amount not to exceed their respective capital commitments. All purchases will generally be made pro rata, in accordance with an Investor’s capital commitment, at a per-share price as determined with respect to each issuance by the Board (or any authorized committee thereof) as of the end of the most recent calendar quarter or such other date determined by the Board prior to the date of the applicable drawdown notice. The per-share price for each issuance shall be at least equal to the net asset value per share, as calculated within no more than 48 hours of share issuance, in accordance with the limitations under Section 23 of the 1940 Act. The Board may set the per-share price above the net asset value per share based on a variety of factors, including, without limitation, the total amount of the Company’s organizational and other expenses.

At the earlier of (i) the listing of the Company’s Common Stock on a national securities exchange (an “Exchange Listing”) and (ii) the end of the Commitment Period (as defined below), Shareholders will be released from any further obligation under their respective Subscription Agreements to fund drawdowns of capital commitments (the “Drawdowns”) and purchase additional shares of Common Stock, provided, however that for two years following the end of the Commitment Period and prior to an Exchange Listing, Shareholders will remain obligated to fund Drawdowns to the extent necessary to (a) pay Company expenses, including management fees, amounts that may become due under any borrowings or other financings or similar obligations, or indemnity obligations, (b) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (c) fund follow-on investments made in existing portfolio companies within three years from the end of the Commitment Period that, in the aggregate, do not exceed 5% of total commitments, (d) fund obligations under any Company guarantee, and/or (e) as necessary for the Company to preserve its status as a RIC. The “Commitment Period” will continue until the five year anniversary of the date on which Shareholders are required to fund their initial Drawdown (the “Commencement Date”); provided, however, that the Commitment Period for any Shareholder that makes its initial capital commitment as an investor (“Capital Commitment”) after the two year anniversary of the Commencement Date will extend until the three year anniversary of such Shareholder’s initial Capital Commitment. Prior to an Exchange Listing, no investor who participated in the Private Offering will be permitted to sell, assign, transfer or otherwise dispose of its shares or capital commitment unless (i) (A) the Company provides its prior written consent or (B) the transferee is an affiliate of the transferor and (ii) the transfer is otherwise made in accordance with applicable law.

Investment Advisory Agreement

Pursuant to the Investment Advisory Agreement, the Adviser manages the Company’s day-to-day operations and provides the Company with investment advisory services. Among other things, the Adviser (i) determines the composition and allocation of the Company’s investment portfolio, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identifies, evaluates and negotiates the structure of the investments made by the Company; (iii) performs due diligence on prospective portfolio companies; (iv) executes, closes, services and monitors the Company’s investments; (v) determines the securities and other assets that the Company will purchase, retain or sell; (vi) arranges financings and borrowing facilities for the Company and (vii) provides the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its fund and (viii) to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any sub-adviser and any administrator, provides significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation. The Adviser’s services under the Investment Advisory Agreement are not exclusive, and the Adviser is generally free to furnish similar services to other entities so long as its performance under the Investment Advisory Agreement is not adversely affected.

Under the Investment Advisory Agreement, the Company pays the Adviser (i) a base management fee and (ii) an incentive fee as compensation for the investment advisory and management services it provides the Company thereunder.

Base Management Fee

The Company will pay to the Adviser an asset-based fee (the “Management Fee”) for management services in an amount equal to an annual rate of 1.30% of the average value of the Company’s gross assets (excluding cash and cash equivalents) for the most recently completed calendar quarter payable quarterly in arrears. The Management Fee for any partial quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant calendar months or quarters, as the case may be.

Incentive Fee

Beginning on the fourth anniversary of the date on which Shareholders are required to fund their initial drawdown (the “Incentive Commencement Date”), the Company will pay the Adviser an incentive fee (“Incentive Fee”) as set forth below. The Incentive Fee will consist of two parts. The first part (the “Investment Income Incentive Fee”) will be calculated and payable following the Incentive Commencement Date on a quarterly basis, in arrears, and will equal 15% of “pre-incentive fee net investment income” for the immediately preceding calendar quarter, subject to a quarterly preferred return of 1.75% (i.e., 7% annualized) measured on a quarterly basis and a “catch-up” feature. For purposes of computing the initial installment of the Investment Income Incentive Fee, if the Incentive Commencement Date does not fall on the first day of a calendar quarter, then the initial payment of the Investment Income Incentive Fee shall be payable for the period that commences on the Incentive Commencement Date through the last day of the first complete calendar quarter immediately following the Incentive Commencement Date and, thereafter, at the end of each subsequent calendar quarter as described above. The second part (the “Capital Gains Incentive Fee”) will be an annual fee that will also commence with the period beginning on the Incentive Commencement Date and will be determined and payable following the Incentive Commencement Date, in arrears, as of the end of each calendar year (or upon termination of the Investment Advisory Agreement) in an amount equal to 15% of realized capital gains, if any, determined on a cumulative basis from the Incentive Commencement Date (based on the fair market value of each investment as of such date) through the end of such calendar year (or upon termination of the Investment Advisory Agreement), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis from the Incentive Commencement Date (based on the fair market value of each investment as of such date) through the end of such calendar year (or upon termination of the Investment Advisory Agreement), less the aggregate amount of any previously paid Capital Gains Incentive Fees.

Indemnification

The indemnification of the Company’s officers and directors is governed by Section 145 of the DGCL, the Certificate of Incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. See “Item 11. Description of Registrant’s Securities to be Registered – Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses” for additional information.

The Administrator

Stone Point Credit Adviser LLC also serves as the administrator of the Company (in such capacity, the “Administrator”). Subject to the supervision of the Board, the Administrator provides the administrative services necessary for the Company to operate and the Company will utilize the Administrator’s office facilities, equipment and recordkeeping services. The Company will reimburse the Administrator for all reasonable costs and expenses incurred by the Administrator in providing these services, facilities and personnel, as provided by the administration agreement by and between the Company and the Administrator (the “Administration Agreement”). In addition, the Administrator is permitted to delegate its duties under the Administration Agreement to affiliates or third parties, and the Company will reimburse the expenses of these parties incurred directly and/or paid by the Administrator on the Company’s behalf.

Expenses

The Company’s primary operating expenses include the payment of fees to the Adviser under the Investment Advisory Agreement, the Company’s allocable portion of overhead expenses under the Administration Agreement, and all other costs and expenses relating to the Company’s operations and transactions, including: operational and organizational costs; the costs of any public offerings of the Company’s common stock and other securities, including registration and listing fees; the cost of calculating the Company’s net asset value, including the cost and expenses of third-party valuation services; fees and expenses payable to third parties relating to evaluating, making and disposing of investments, including the Adviser’s or its affiliates’ travel expenses, research costs and out-of-pocket fees and expenses associated with performing due diligence and reviews of prospective investments, monitoring investments and, if necessary, enforcing the Company’s rights; interest payable on debt and other borrowing costs, if any, incurred to finance the Company’s investments; costs of effecting sales and repurchases of the Company’s common stock and other securities; the base management fee and any incentive fee; distributions on the Company’s common stock; transfer agent and custody fees and expenses; the allocated costs incurred by the Administrator in providing managerial assistance to those portfolio companies that request it; other expenses incurred by the Administrator, the Adviser or the Company in connection with administering the Company’s business, including payments made to third-party providers of goods or services; brokerage fees and commissions; federal and state registration fees; U.S. federal, state and local taxes; independent directors’ fees and expenses; costs associated with the Company’s reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; costs of any reports, proxy statements or other notices to Shareholders, including printing costs; costs of holding Shareholder meetings; the Company’s fidelity bond; directors and officers’ errors and omissions liability insurance, and any other insurance premiums; litigation, indemnification and other non-recurring or extraordinary expenses; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, staff, audit, compliance, tax and legal costs; fees and expenses associated with marketing efforts; dues, fees and charges of any trade association of which the Company is a member; and all other expenses reasonably incurred by the Company or the Administrator in connection with administering the Company’s business.

The Company is expected to make use of certain “mixed-use” services, products and resources that are utilized by Stone Point Credit Adviser LLC to provide investment advisory and administrative services to other clients or for proprietary purposes, including but not limited to research and information services, information technology services and software platforms, and third-party service providers. To the extent that the cost of such services may be borne in part by the Company as an operating expense, the Administrator may use various methodologies to determine the Company’s allocable portion of the total cost of such service, product or resource, including but not limited to allocating between the Company and other clients pro rata based on number of clients receiving such services, proportionately in accordance with asset size, or on such other basis that the Administrator determines to be fair and equitable under the circumstances.

The Company will reimburse the Administrator for the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including furnishing the Company with office facilities, equipment and clerical, bookkeeping and recordkeeping services at such facilities, as well as providing the Company with other administrative services. In addition, the Company will reimburse the Administrator for the fees and expenses associated with performing compliance functions, and the Company’s allocable portion of the compensation of certain of the Company’s officers, including the Company’s Chief Financial Officer, Chief Compliance Officer and any administrative support staff.

Dividend Reinvestment Plan

The Company will adopt an “opt out” dividend reinvestment plan (“DRIP”), under which a Shareholder’s distributions would automatically be reinvested under the DRIP in additional whole and fractional Shares, unless the Shareholder “opts out” of the DRIP, thereby electing to receive cash dividends.

Prior to an Exchange Listing, the Company will use newly issued shares of Common Stock to implement the DRIP. Shares of Common Stock will be issued at a price per share equal to the most recent net asset value per share determined by the Board.

After an Exchange Listing, if any, the number of shares of Common Stock to be issued to a Shareholder is expected to be determined by dividing the total dollar amount of the distribution payable to such Shareholder by the market price per share of the Company’s Common Stock at the close of regular trading on the national securities exchange on which the Company’s Common Stock is traded on the date of such distribution. However, in the event the market price per share on the date of such distribution exceeds the most recently computed net asset value per share, the Company would expect to issue shares of Common Stock at the greater of the most recently computed net asset value per share or 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). The market price per share on that date would be the closing price for the shares of Common Stock on the national securities exchange on which the Common Stock is traded or, if no sale is reported for such day, at the average of their reported bid and asked prices.

Shareholders who receive distributions in the form of additional shares of Common Stock generally will be subject to the same U.S. federal, state and local tax consequences as Shareholders who elect not to reinvest distributions. Participation in the DRIP will not in any way reduce the amount of a Shareholder’s Capital Commitment.

Valuation Procedures

The Company has a valuation policy, as well as established and documented processes and methodologies for determining the fair values of portfolio company investments on a recurring (quarterly) basis in accordance with the 1940 Act and FASB ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820. ASC Topic 820 establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and required disclosures of fair value measurements. The Company’s current valuation policy and processes were established by the Adviser and were approved by the Board.

Under ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between a willing buyer and a willing seller at the measurement date. For the Company’s portfolio securities, fair value is generally the amount that the Company might reasonably expect to receive upon the current sale of the security. The fair value measurement assumes that the sale occurs in the principal market for the security, or in the absence of a principal market, in the most advantageous market for the security. If no market for the security exists or if the Company does not have access to the principal market, the security should be valued based on the sale occurring in a hypothetical market.

ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:

Level 1 Inputs – include quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 Inputs – include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 Inputs – include inputs that are unobservable and significant to the fair value measurement.

A financial instrument is categorized within the ASC Topic 820 valuation hierarchy based upon the lowest level of input to the valuation process that is significant to the fair value measurement. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore, unrealized appreciation and depreciation related to such investments categorized as Level 3 investments within the tables below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Transfers between levels, if any, will be recognized at the beginning of the quarter in which the transfer occurred.

The Company’s investment portfolio will include certain debt and equity instruments of privately held companies for which quoted prices or other inputs falling within the categories of Level 1 and Level 2 are generally not available. In such cases, the Company determines the fair value of the Company’s investments in good faith primarily using Level 3 inputs. In certain cases, quoted prices or other observable inputs exist, and if so, the Company assesses the appropriateness of the use of these third-party quotes in determining fair value based on (i) the Company’s understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer and (ii) the depth and consistency of broker quotes and the correlation of changes in broker quotes with underlying performance of the portfolio company.

There is no single standard for determining fair value in good faith, as fair value depends upon the specific circumstances of each individual investment. The recorded fair values of the Company’s Level 3 investments may differ significantly from fair values that would have been used had an active market for the securities existed. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.

Investment Valuation Process

Valuations of investments will be approved by the Board at the end of each calendar quarter. In instances where there is no readily available market value, the Company’s investments will be valued at fair value with the input of the Adviser’s valuation committee and an external, independent valuation firm that is retained by the Company to review the Company’s investments. Investments for which market quotations are readily available may be priced by independent pricing services.

The Company’s investment portfolio will be recorded at fair value as determined in good faith in accordance with procedures established by the Board and, as a result, there is and will be uncertainty as to the value of the Company’s portfolio investments. Under the 1940 Act, the Company is required to carry its portfolio investments at market value or, if there is no readily available market value, at fair value as determined in accordance with procedures established by the Board. There is not a public market or active secondary market for many of the types of investments in privately held companies that the Company intends to hold and make. The Company’s investments may not be publicly traded or actively traded on a secondary market but, instead, may be traded on a privately negotiated over-the-counter secondary market for institutional investors, if at all. As a result, these investments will be valued quarterly at fair value as determined in good faith in accordance with valuation policy and procedures approved by the Board.

The determination of fair value, and thus the amount of unrealized appreciation or depreciation the Company may recognize in any reporting period, is to a degree subjective, and the Adviser has a conflict of interest in making recommendations of fair value. The types of factors that may be considered in determining the fair values of the Company’s investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparison to publicly traded companies, discounted cash flow, current market interest rates, precedent transactions and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, the valuations may fluctuate significantly over short periods of time due to changes in current market conditions. The determinations of fair value in accordance with procedures established by the Board may differ materially from the values that would have been used if an active market and market quotations existed for such investments. The Company’s net asset value could be adversely affected if the determinations regarding the fair value of the investments were materially higher than the values that the Company ultimately realizes upon the disposal of such investments.

Regulation as a Business Development Company

The Company intends to elect to be treated as a BDC under the 1940 Act. As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act.

In addition, the 1940 Act provides that the Company may not change the nature of the Company’s business so as to cease to be, or to withdraw the Company’s election as a BDC unless approved by a majority of the Company’s outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy or (ii) more than 50% of the outstanding voting securities of such company.

Any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to the Company’s common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of the Company’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holder of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more.

Certain other matters under the 1940 Act require a separate class vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately as a class from the holders of common stock on a proposal involving a plan of reorganization adversely affecting such securities.

The Company may invest up to 100% of the Company’s assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, the Company may, for the purpose of public resale, be deemed a “principal underwriter” as that term is defined under the Securities Act. The Company may purchase or otherwise receive warrants which offer an opportunity (not a requirement) to purchase equity of a portfolio company in connection with an acquisition financing or other investments. Similarly, the Company may acquire rights that obligate an issuer of acquired securities or their affiliates to repurchase the securities at certain times, under certain circumstances.

The Company does not intend to acquire securities issued by any investment company whereby the Company’s investment would exceed the limits imposed by the 1940 Act. Under those limits, the Company generally cannot acquire more than (i) 3% of the total outstanding voting stock of any investment company, (ii) invest more than 5% of the value of the Company’s total assets in the securities of one investment company, or (iii) invest more than 10% of the value of the Company’s total assets in the securities of investment companies in general. These limitations do not apply where the Company (i) makes investments through a subsidiary or (ii) acquires interests in a money market fund as long as the Company does not pay a sales charge or service fee in connection with the purchase. With respect to the portion of the Company’s portfolio invested in securities issued by investment companies, it should be noted that such investments might subject the Company’s Shareholders to additional expenses.

None of the Company’s policies described above are fundamental and each such policy may be changed without Shareholder approval, subject to any limitations imposed by the 1940 Act.

Private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act are also subject to certain of the limits under the 1940 Act noted above. Specifically, such private funds generally may not acquire directly or through a controlled entity more than 3% of the Company’s total outstanding voting stock (measured at the time of the acquisition). As a result, such private funds would be required to hold a smaller position in the Company’s stock than if they were not subject to this restriction.

Qualifying Assets

The Company may invest up to 30% of the Company’s portfolio opportunistically in “non-qualifying assets”, which will be driven primarily through opportunities sourced through the Adviser. However, under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to the Company’s proposed business are the following:

1.

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act and rules adopted pursuant thereto as any issuer which:

a.	is organized under the laws of, and has its principal place of business in, the United States;

b.

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

c.	satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million,

2.	Securities of any eligible portfolio company which the Company controls.

3.

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

4.

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Company already owns 60% of the outstanding equity of the eligible portfolio company.

5.	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

6.	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2), (3) or (4) above.

If at any time less than 70% of the Company’s gross assets are comprised of qualifying assets, including as a result of an increase in the value of any non-qualifying assets or decrease in the value of any qualifying assets, the Company would generally not be permitted to acquire any additional non-qualifying assets, other than office furniture and equipment, interests in real estate and leasehold improvements and facilities maintained to conduct the business operations of the BDC, deferred organizational and operating expenses, and other non-investment assets necessary and appropriate to its operations as a BDC, until such time as 70% of the Company’s then current gross assets were comprised of qualifying assets. The Company would not be required, however, to dispose of any non-qualifying assets in such circumstances.

Managerial Assistance to Portfolio Companies

A BDC must have been organized under the laws of, and have its principal place of business in, any state or states within the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors or officers, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

The Company generally expects to call capital for investment purposes only at the time the Company identifies an investment opportunity. Notwithstanding the foregoing, the Company expects to deploy all proceeds from each capital call for investment purposes within two years of calling such capital. Until such time as the

Company invests the proceeds of such capital calls in portfolio companies and while new investments are pending, the Company’s investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, referred to herein, collectively, as “temporary investments,” so that 70% of the Company’s assets are qualifying assets. Typically, the Company will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as the Company, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of the Company’s assets that may be invested in such repurchase agreements. However, if more than 25% of the Company’s net assets constitute repurchase agreements from a single counterparty, the Company may not meet the diversification tests in order to qualify as a RIC. Thus, the Company does not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Adviser will monitor the creditworthiness of the counterparties with which the Company enters into repurchase agreement transactions.

Code of Ethics

Prior to acceptance of any subscriptions in this offering, the Company and the Adviser will each adopt a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain transactions by the Company’s personnel. These codes of ethics generally will not permit investments by the Company’s and the Adviser’s personnel in securities that may be purchased or sold by the Company.

Compliance Policies and Procedures

Prior to acceptance of any subscriptions in this offering, the Company and the Adviser will have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and will be required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a Chief Compliance Officer to be responsible for administering the policies and procedures. Jacqueline Giammarco currently serves as the Company’s Chief Compliance Officer.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements will affect the Company. For example:

•	pursuant to Rule 13a-14 of the Exchange Act, the Company’s President and Chief Financial Officer must certify the accuracy of the financial statements contained in the Company’s periodic reports;

•	pursuant to Item 307 of Regulation S-K, the Company’s periodic reports must disclose the Company’s conclusions about the effectiveness of its disclosure controls and procedures;

•

pursuant to Rule 13a-15 of the Exchange Act, the Company’s management must prepare an annual report regarding its assessment of the Company’s internal control over financial reporting and (once the Company ceases to be an emerging growth company under the JOBS Act or, if later, for the year following the Company’s first annual report required to be filed with the SEC) must obtain an audit of the effectiveness of internal control over financial reporting performed by its independent registered public accounting firm; and

•

pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, the Company’s periodic reports must disclose whether there were significant changes in the Company’s internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires the Company to review its current policies and procedures to determine whether the Company complies with the Sarbanes-Oxley Act and the regulations promulgated thereunder. The Company will continue to monitor its compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that the Company is in compliance therewith.

Proxy Voting Policies and Procedures

The Company will delegate its proxy voting responsibility to the Adviser. As a fiduciary, the Adviser has a duty to monitor corporate events and to vote proxies, as well as a duty to cast votes in the best interest of the Company and not to subrogate Company interests to its own interests. To meet its fiduciary obligations, the Adviser seeks to ensure that it votes proxies in the best interest of the Company, and addresses how the Adviser will resolve any conflict of interest that may arise when voting proxies. The Adviser’s proxy voting policy attempts to generalize a complex subject and the Adviser may, from time to time, determine that it is in the best interests of the Company to depart from specific policies described therein.

Shareholders may, without charge, obtain information regarding how the Company voted proxies with respect to the Company’s portfolio securities by making a written request for proxy voting information to: Chief Compliance Officer, 20 Horseneck Lane, Greenwich, Connecticut 06830 or by contacting the Company’s investor relations department at jgiammarco@stonepoint.com or mmanin@stonepoint.com.

Privacy Principles

The Adviser considers privacy to be fundamental to its relationship with its Shareholders. The Company is committed to maintaining the confidentiality, integrity and security of a Shareholder’s non-public personal information. Accordingly, the Company has implemented internal policies and practices to protect the confidentiality of non-public personal information while still meeting investor needs. The Company will not disclose any non-public personal information about Shareholders, except to its affiliates and service providers as allowed by applicable law or regulation, including any anti-money laundering or anti-terrorist laws or regulations. In the normal course of serving Shareholders, information the Company collects may be shared with companies that perform various services to the Company such as its accountants, attorneys, transfer agents, escrow agents, custodians, administrative agents, marketing service firms, broker-dealers and other similar relationships.

In addition, information the Company collects may be shared with certain of the Company’s portfolio investments and/or their advisors, when necessary, to meet withholding tax requirements or other legal and/or regulatory obligations or to facilitate transaction-related matters.

Any third party that receives non-public personal information is required to use Shareholder information only for the purposes for which the Company discloses the information to them and as allowed by applicable law or regulation. Such third party is not permitted to share or use this information for any other purpose. The Company not sell Shareholder personal information.

Visitors to the Company’s website at www.stonepoint.com should review the Terms of Use & Privacy Policy statements on the website.

Reporting Obligations

The Company will furnish the Shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as the Company determines to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement under the Exchange Act, the Company will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. Shareholders and the public may view materials the Company files with the SEC on its website (http://www.sec.gov).

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to the Company and an investment in shares of Common Stock. The discussion is based upon the Code, the regulations of the U.S. Department of Treasury promulgated thereunder, referred to herein as the “Treasury regulations,” the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, referred to herein as the “IRS” (including administrative interpretations and practices of the IRS expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers that requested and received those rulings) and judicial decisions, each as of the date of this Registration Statement and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. The Company has not sought, and will not seek, any ruling from the IRS regarding any matter discussed in this summary, and this summary is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed below.

Investors should note that this summary does not purport to be a complete description of all the tax aspects affecting the Company or the Shareholders. For example, this summary does not describe all of the U.S. federal income tax consequences that may be relevant to certain types of Shareholders subject to special treatment under the U.S. federal income tax laws, including Shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, partnerships or other pass-through entities and their owners, Non-U.S. Shareholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar, persons holding the Company’s common stock in connection with a hedging, straddle, conversion or other integrated transaction, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, and financial institutions. This summary assumes that Shareholders hold shares of Common Stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not discuss any aspects of U.S. estate or gift taxation, U.S. state or local taxation or non-U.S. taxation. It does not discuss the special treatment under U.S. federal income tax laws that could result if the Company invests in tax-exempt securities or certain other investment assets.

For purposes of this discussion, a “U.S. Shareholder” is a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantive decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “Non-U.S. Shareholder” is a beneficial owner of shares of Common Stock that is not a U.S. Shareholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A Shareholder that is a partnership holding shares of Common Stock, and each partner in such a partnership, should consult his, her or its own tax adviser with respect to the tax consequences of the purchase, ownership and disposition of shares of Common Stock.

Tax matters are very complicated and the tax consequences to each Shareholder of the ownership and disposition of shares of Common Stock will depend on the facts of his, her or its particular situation. Investors should consult their own tax adviser regarding the specific tax consequences of the ownership and disposition of shares of Common Stock to them, including tax reporting requirements, the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

The Company intends to elect to be treated, and intends to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, the Company generally will not pay corporate-level U.S. federal income taxes on any income or gains that the Company timely distributes as dividends to Shareholders. Rather, dividends the Company distributes generally will be taxable to Shareholders, and any net operating losses, foreign tax credits and other of the Company’s tax attributes generally will not pass through to Shareholders, subject to special rules for certain items such as net capital gains and qualified dividend income the Company recognizes. See “– Taxation of U.S. Shareholders” and “– Taxation of Non-U.S. Shareholders,” below.

To qualify as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify as a RIC, the Company must timely distribute dividends to Shareholders of an amount generally at least equal to 90% of the Company’s investment company taxable income (determined without regard to the dividends paid deduction), which is generally the Company’s net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year (the “Annual Distribution Requirement”).

Taxation as a RIC

If the Company qualifies as a RIC and satisfies the Annual Distribution Requirement, then the Company will not be subject to U.S. federal income tax on the portion of the Company’s investment company taxable income and net capital gain (generally, net long-term capital gain in excess of net short-term capital loss) that the Company timely distributes (or is deemed to timely distribute) as dividends to Shareholders. The Company will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to Shareholders.

The Company generally will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income or gains in respect of any calendar year unless the Company distributes dividends in a timely manner to Shareholders of an amount at least equal to the sum of (1) 98% of the Company’s net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the Company’s capital gain net income (adjusted for certain ordinary losses) generally for the one-year period ending October 31 in such calendar year and (3) any net ordinary income and capital gain net income recognized, but not distributed, in preceding years (the “Excise Tax Avoidance Requirement”). Any distribution declared by the Company during October, November or December of any calendar year, payable to Shareholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by the Company, as well as received by U.S. Shareholders, on December 31 of the calendar year in which the distribution was declared. The Company will not be subject to the U.S. federal excise tax on amounts on which the Company is required to pay U.S. federal income tax (such as retained net capital gains). Depending upon the level of taxable income earned in a taxable year, the Company may choose to carry forward taxable income for distribution in the following taxable year and pay the applicable U.S. federal excise tax.

The Company may incur the 4% nondeductible U.S. federal excise tax in the future on a portion of its income and capital gains. While the Company intends to distribute income and capital gains to minimize exposure to 4% nondeductible U.S. federal excise tax, the Company may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, the Company generally will be liable for 4% nondeductible U.S. federal excise tax only on the amount by which the Company does not meet the Excise Tax Avoidance Requirement. The Company generally will endeavor in each taxable year to avoid any material U.S. federal excise tax on its earnings.

In order to qualify as a RIC for U.S. federal income tax purposes, the Company must, among other things:

•	qualify and have in effect an election to be treated as a BDC under the 1940 Act at all times during each taxable year;

•

derive in each taxable year at least 90% of the Company’s gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities, net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code), or other income derived with respect to the Company’s business of investing in such stock or securities (the “90% Income Test”); and

•	diversify the Company’s holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of the Company’s assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of the Company’s assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of the Company’s assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by the Company and that are engaged in the same or similar or related trades or businesses or (b) the securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If the Company’s expenses in a given taxable year exceed its investment company taxable income, the Company may experience a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its shareholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, the Company may for tax purposes have aggregate taxable income for several years that the Company is required to distribute and that is taxable to Shareholders even if such taxable income is greater than the net income the Company actually earns during those taxable years.

For U.S. federal income tax purposes, the Company will include in its taxable income certain amounts that it has not yet received in cash. For example, if the Company holds debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (“OID”) (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), the Company must include in its taxable income in each taxable year a portion of the OID that accrues over the life of the obligation, regardless of whether the Company receives cash representing such income in the same taxable year. The Company may also have to include in its taxable income other amounts that the Company has not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Further, the Company may elect to amortize market discount on debt investments and currently include such amounts in its taxable income, instead of upon their sale or other disposition, as any failure to make such election would limit the Company’s ability to deduct interest expense for tax purposes. Because such OID or other amounts accrued will be included in the Company’s investment company taxable income for the taxable year of accrual, the Company may be required to make distributions to Shareholders in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Avoidance Requirement, even though the Company will have not received any corresponding cash payments. Accordingly, to enable the Company to make distributions to Shareholders that will be sufficient to enable the Company to satisfy the Annual Distribution Requirement, the Company may need to sell some of its assets at times and/or at prices that it would not consider advantageous, the Company may need to raise additional equity or debt capital or the Company may need to forego new investment opportunities or otherwise take actions that are disadvantageous to its business (or be unable to take actions that are advantageous to its business). If the Company is unable to obtain cash from other sources to enable the Company to satisfy the Annual Distribution Requirement, the Company may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).

Because the Company expects to use a subscription facility, the Company may be prevented from making distributions to Shareholders in certain circumstances. In addition, under the 1940 Act, the Company is generally not permitted to make distributions to Shareholders while its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Limits on the Company’s distributions to Shareholders may prevent the Company from satisfying the Annual Distribution Requirement and, therefore, may jeopardize the Company’s qualification for taxation as a RIC, or may cause the Company to be subject to the 4% nondeductible U.S. federal excise tax.

Although the Company does not presently expect to do so, the Company may borrow funds and sell assets in order to make distributions to Shareholders that are sufficient for the Company to satisfy the Annual Distribution Requirement. However, the Company’s ability to dispose of assets may be limited by (1) the illiquid nature of its portfolio and/or (2) other requirements relating to the Company’s status as a RIC, including the Diversification Tests. If the Company disposes of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, the Company may make such dispositions at times that, from an investment standpoint, are not advantageous. Alternatively, although the Company currently does not intend to do so, to satisfy the Annual Distribution Requirement, the Company may declare a taxable dividend payable in the Company’s stock or cash at the election of each Shareholder. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in the Company’s common stock will generally be equal to the amount of cash that could have been received instead of the Company’s stock. See “– Taxation of U.S. Shareholders” below for a discussion of the tax consequences to Shareholders upon receipt of such dividends.

Distributions the Company makes to Shareholders may be made from the Company’s cash assets or by liquidation of its investments, if necessary. The Company may recognize gains or losses from such liquidations. In the event the Company recognizes net capital gains from such transactions, Shareholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.

Failure to Qualify as a RIC

If the Company failed to satisfy the 90% Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, the Company might nevertheless continue to qualify as a RIC for such taxable year if certain relief provisions of the Code applied (which might, among other things, require the Company to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If the Company failed to qualify for treatment as a RIC and such relief provisions did not apply to the Company, the Company would be subject to U.S. federal income tax on all of its taxable income at regular corporate U.S. federal income tax rates (and the Company also would be subject to any applicable state and local taxes), regardless of whether the Company makes any distributions to Shareholders. The Company would not be able to deduct distributions to Shareholders, nor would distributions to Shareholders be required to be made for U.S. federal income tax purposes. Any distributions the Company makes generally would be taxable to U.S. Shareholders as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the 20% maximum rate generally applicable to individuals and other non-corporate U.S. Shareholders, to the extent of the Company’s current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. Shareholders that are corporations for U.S. federal income tax purposes generally would be eligible for the dividends-received deduction. Distributions in excess of the Company’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Shareholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain.

Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one taxable year prior to disqualification and that re-qualify as a RIC no later than the second consecutive taxable year following the non-qualifying taxable year, the Company could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by the Company during the period in which the Company failed to qualify as a RIC that are recognized during the five-taxable year period after its requalification as a RIC, unless the Company made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of the Company’s requalification as a RIC. The Company may decide to be taxed as a regular corporation even if the Company would otherwise qualify as a RIC if the Company determines that treatment as a corporation for a particular taxable year would be in the Company’s best interests.

The Company’s Investments – General

Certain of the Company’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause the Company to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Income Test. The Company intends to monitor its transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that the Company will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

The Company may invest a portion of its net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for the Company. U.S. federal income tax rules are not entirely clear about issues such as when the Company may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. The Company intends to address these and other issues to the extent necessary in order to seek to ensure that the Company distributes sufficient income to avoid any material U.S. federal income or the 4% nondeductible U.S. federal excise tax.

A portfolio company in which the Company invests may face financial difficulties that require the Company to work-out, modify or otherwise restructure the Company’s investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in the Company receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Tests. Furthermore, some of the income that the Company might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to the Company’s investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify the Company as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for entity-level income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay entity-level income tax on their earnings, which ultimately will reduce the yield to Shareholders on such fees and income.

Gain or loss recognized by the Company from warrants or other securities acquired by the Company, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long the Company held a particular warrant or security.

The Company’s investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, the Company’s yield on those securities would be decreased. U.S. Shareholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by the Company.

If the Company acquires shares in a passive foreign investment company (“PFIC”), the Company may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if the Company distributes such income as a taxable dividend to Shareholders. Additional charges in the nature of interest generally will be imposed on the Company in respect of deferred taxes arising from any such excess distribution or gain. If the Company invests in the shares of a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, the Company will be required to include in income each year the Company’s proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, the Company may be able to elect to mark its shares in a PFIC at the end of each taxable year to market; in this case, the Company will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases in such value included in the Company’s income. The Company’s ability to make either election will depend on factors beyond the Company’s control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, the Company may be required to recognize in a taxable year income in excess of any distributions the Company receives from PFICs and any proceeds from dispositions of PFIC stock during that taxable year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether the Company satisfies the Excise Tax Avoidance Requirement. See “– Taxation as a RIC” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Company accrues income, expenses or other liabilities denominated in a foreign currency and the time the Company actually collects such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency-denominated forward, futures and option contracts, as well as certain other financial instruments, and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Some of the income that the Company might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to the Company’s investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify the Company as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to Shareholders on such fees and income.

The remainder of this discussion assumes that the Company qualifies as a RIC for each taxable year.

Taxation of U.S. Shareholders

The following discussion only applies to U.S. Shareholders. Prospective Shareholders that are not U.S. Shareholders should refer to “– Taxation of Non-U.S. Shareholders” below.

Distributions

Distributions by the Company (including distributions where Shareholders can elect to receive cash or stock) generally are taxable to U.S. Shareholders as ordinary income or capital gains. Distributions of the Company’s investment company taxable income will be taxable as ordinary income to U.S. Shareholders to the extent of the Company’s current or accumulated earnings and profits, whether paid in cash or stock. To the extent that such distributions paid by the Company to non-corporate U.S. Shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for a reduced maximum U.S. federal income tax rate of 20%. In this regard, it is anticipated that the Company’s distributions generally will not be attributable to dividends received by the Company and, therefore, generally will not qualify for the 20% maximum rate applicable to Qualifying Dividends. Distributions of the Company’s net capital gain (which is generally the Company’s realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by the Company as “capital gain dividends” will be taxable to U.S. Shareholders as long-term capital gains (currently taxable at a maximum U.S. federal income tax rate of 20% in the case of non-corporate U.S. Shareholders (including individuals)), regardless of the U.S. Shareholder’s holding period for his, her or its common stock and regardless of whether paid in cash or stock. Distributions in excess of the Company’s earnings and profits first will reduce a U.S. Shareholder’s adjusted tax basis in such Shareholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. Shareholder.

The Company may decide to retain some or all of the Company’s net capital gain for reinvestment, but designate the retained net capital gain as a “deemed distribution.” In that case, among other consequences, (i) the Company will pay tax on the retained amount, (ii) each U.S. Shareholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. Shareholder, and (iii) the U.S. Shareholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by the Company. Because the Company expects to pay tax on any retained net capital gains at the regular corporate U.S. federal income tax rate, and because that rate is in excess of the maximum U.S. federal income tax rate currently payable by individuals (and other non-corporate U.S. Shareholders) on long-term capital gains, the amount of tax that individuals (and other non-corporate U.S. Shareholders) will be treated as having paid will exceed the tax they owe on the capital gain distribution. Such excess generally may be claimed as a credit against the U.S. Shareholder’s other federal income tax obligations or may be refunded to the extent it exceeds the U.S. Shareholder’s U.S. federal income tax liability. The amount of the deemed distribution net of such tax will be added to the U.S. Shareholder’s tax basis for his, her or its common stock. In order to utilize the deemed distribution approach, the Company must provide written notice to Shareholders prior to the expiration of 60 days after the close of the relevant taxable year. The Company cannot treat any of its investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, under certain circumstances, the Company may elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If the Company makes such an election, U.S. Shareholders will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by the Company in October, November or December of any calendar year, payable to Shareholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by U.S. Shareholders on December 31 of the calendar year in which the dividend was declared.

The Company will be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) if either (i) shares of Common Stock and the Company’s preferred stock (if any) collectively are held by at least 500 persons at all times during a taxable year, (ii) shares of Common Stock are treated as regularly traded on an established securities market or (iii) shares of Common Stock are continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act). The Company does not expect to be treated as a publicly offered regulated investment company for the initial taxable years. Unless and until the Company is not treated as a publicly offered regulated investment company for any calendar year, for purposes of computing the taxable income of U.S. Shareholders that are individuals, trusts or estates, (i) the Company’s earnings will be computed without taking into account such U.S. Shareholders’ allocable shares of the Management and Incentive Fees paid to the Adviser and certain of the Company’s other expenses, (ii) each such U.S. Shareholder will be treated as having received or accrued a dividend from the Company in the amount of such U.S. Shareholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. Shareholder will be treated as having paid or incurred such U.S. Shareholder’s allocable share of these fees and expenses for the calendar year, and (iv) each such U.S. Shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. Shareholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. Shareholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. Shareholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. Shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. Shareholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.

If the Company is a publicly offered regulated investment company, the Company may declare a large portion of a dividend in shares of the Company’s stock. Revenue Procedures issued by the IRS allow a publicly offered regulated investment company (as defined above) to distribute its own stock as a dividend for the purpose of fulfilling its distribution requirements, if certain conditions are satisfied. Among other things, the aggregate amount of cash available to be distributed to all Shareholders is required to be at least 10% of the total distribution, for distributions declared on or before December 31, 2020, and at least 20% of the aggregate declared distribution for distributions declared on or after January 1, 2021. For U.S. federal income tax purposes, the amount of the dividend paid in the Company’s common stock will generally be equal to the amount of cash that could have been received instead of the Company’s stock. This may result in U.S. Shareholders having to pay tax on such dividends, even if no cash is received.

The Company’s U.S. Shareholders will receive, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. Shareholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions from the Company generally will be reported to the IRS (including the amount of any dividends that are Qualifying Dividends eligible for the 20% maximum rate). Dividends paid by the Company generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because the Company’s income generally will not consist of dividends. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. Shareholder’s particular situation.

Dispositions

A U.S. Shareholder generally will recognize taxable gain or loss if the U.S. Shareholder sells or otherwise disposes of his, her or its shares of Common Stock. The amount of gain or loss will be measured by the difference between such Shareholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. Shareholder has held his, her or its shares for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of Common Stock may be disallowed if other shares of Common Stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, non-corporate U.S. Shareholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in shares of Common Stock. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. Shareholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. Shareholders (including individuals) incurring net capital losses (i.e., capital losses in excess of capital gains) for a taxable year generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. Shareholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. Shareholders generally may not deduct any net capital losses for a taxable year, but may carry back such capital losses for three taxable years or carry forward such capital losses for five taxable years.

The Code and the related U.S. Treasury Regulations require the Company to annually report the adjusted cost basis information of covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Shareholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Company and net gains from redemptions or other taxable dispositions of the Company’s shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Tax Shelter Reporting Regulations

Under applicable Treasury regulations, if a U.S. Shareholder recognizes a loss with respect to the Company’s common stock of $2 million or more for a non-corporate U.S. Shareholder or $10 million or more for a corporate U.S. Shareholder in any single taxable year (or a greater loss over a combination of years), the U.S. Shareholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. Shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Shareholders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding

The relevant withholding agent may be required to withhold U.S. federal income tax (“backup withholding”), at a current rate of 24%, from any taxable distribution to a U.S. Shareholder (other than a “C” corporation, a financial institution, or a Shareholder that otherwise qualifies for an exemption) (1) that fails to provide a correct taxpayer identification number or a certificate that such Shareholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the withholding agent that such Shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the U.S. Shareholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.

Taxation of Non-U.S. Shareholders

The following discussion applies only to Non-U.S. Shareholders. Whether an investment in shares of Common Stock is appropriate for a Non-U.S. Shareholder will depend upon that Shareholder’s particular circumstances. An investment in shares of Common Stock by a Non-U.S. Shareholder may have adverse tax consequences to such Non-U.S. Shareholder. Non-U.S. Shareholders should consult their own tax advisers before investing in the Company’s common stock.

Distributions; Dispositions

Subject to the discussion below, distributions of the Company’s investment company taxable income to a Non-U.S. Shareholder that are not effectively connected with the Non-U.S. Shareholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of the Company’s current or accumulated earnings and profits.

Certain properly designated dividends are generally exempt from withholding of U.S. federal income tax where paid in respect of a RIC’s (i) “qualified net interest income” (generally, its U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC or the non-U.S. Shareholder are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the RIC’s net short-term capital gain, other than short-term capital gains recognized on the disposition of U.S. real property interests, over the RIC’s long-term capital loss), as well as if certain other requirements are satisfied. Nevertheless, no assurance can be given as to whether any of the Company’s distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by the Company. Furthermore, in the case of shares of the Company’s stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if the Company designated the payment as an interest-related dividend or short-term capital gain dividend. Since the Company’s common stock will be subject to significant transfer restrictions, and an investment in the Company’s common stock will generally be illiquid, non-U.S. Shareholders whose distributions on the Company’s common stock are subject to withholding of U.S. federal income tax may not be able to transfer their shares of Common Stock easily or quickly or at all.

Distributions of the Company’s investment company taxable income to a Non-U.S. Shareholder that are effectively connected with the Non-U.S. Shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. Shareholder complies with applicable certification and disclosure requirements, although the distributions (to the extent of the Company’s current or accumulated earnings and profits) will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. Shareholders generally.

Actual or deemed distributions of the Company’s net capital gains, other than any net capital gains recognized on the disposition of U.S. real property interests, to a Non-U.S. Shareholder, and gains realized by a Non-U.S. Shareholder upon the sale of the Company’s common stock, will not be subject to U.S. federal income tax or any withholding of such tax, unless (a) the distributions or gains, as the case may be, are effectively connected with the Non-U.S. Shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. Shareholders generally or (b) the Non-U.S. Shareholder is an individual who has been present in the United States for 183 days or more during the taxable year and satisfies certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Shareholder is not considered a resident alien under the Code.

If the Company distributes net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the Shareholder’s allocable share of the tax the Company pays on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. Shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. Shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate Non-U.S. Shareholder, both distributions (actual or deemed) and gains realized upon the sale of the Company’s common stock that are effectively connected with the Non-U.S. Shareholder’s conduct of a trade or business within the United States may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).

Backup Withholding

A Non-U.S. Shareholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on taxable distributions unless the Non-U.S. Shareholder provides the applicable withholding agent with a U.S. nonresident withholding tax certificate (e.g., an IRS Form W-8BEN, IRS Form W-8BEN-E or an acceptable substitute form) or otherwise establishes an exemption from backup withholding.

Non-U.S. Shareholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of Common Stock.

Withholding and Information Reporting on Foreign Financial Accounts

Numerous jurisdictions have enacted, or have committed to enact, legislation and administrative guidance requiring the collection and sharing of certain information in order to combat tax avoidance. Pursuant to these regimes, entities such as the Company may be required to collect information concerning their owners and may be required to share such information with the taxing authorities of jurisdictions in which the Company invests or holds a financial account. The Company will be subject to one or more of these reporting regimes during the course of its life.

The United States Foreign Account Tax Compliance Act (“FATCA”) aims to combat tax evasion by U.S. tax residents using foreign accounts. Pursuant to the FATCA regime, the applicable withholding agent generally will be required to withhold 30% of U.S. source interest and dividends paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Additionally, although FATCA withholding with respect to gross proceeds of a disposition of stock had been scheduled to begin on January 1, 2019, recently proposed regulations, which can be relied on until final regulations are issued, suspended such withholding indefinitely. If payment of this withholding tax is made, Non-U.S. Shareholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. The Company will not pay any additional amounts in respect to any amounts withheld.

Item 1A. Risk Factors.

Investing in shares of the Company’s Common Stock involves a number of significant risks. Before you invest in shares of the Company’s Common Stock, you should be aware of various risks, including those described below. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to the Company or not presently deemed material by the Company may also impair the Company’s operations and performance. If any of the following events occur, the Company’s business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, the Company’s net asset value could decline, and you may lose all or part of your investment. The risk factors described below are the principal risk factors associated with an investment in the Company as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to the Company.

Risks Relating to the Company’s Business and Structure

No Operating History.

The Company has no operating history upon which to evaluate the Company’s performance and the Adviser and its affiliates have not previously sponsored a BDC. The performance of past portfolio investments associated with the Stone Point Funds is not necessarily indicative of the results that will be achieved by the Company. The Company is subject to all of the business risks and uncertainties associated with any new business, including the risk that the Company will not achieve its investment objective, or that the Company will not qualify or maintain the Company’s qualification to be treated as a RIC under Subchapter M of the Code, and that the value of any Shareholder’s investment could decline substantially.

The Adviser and its affiliates do not have prior experience managing a BDC, and the investment philosophy and techniques used by the Adviser to manage a BDC may differ from the investment philosophy and techniques previously employed by the Stone Point Funds in identifying and managing past investments. In addition, the 1940 Act and the Code impose numerous constraints on the operations of BDCs and RICs that do not apply to the other types of investment vehicles. For example, under the 1940 Act, BDCs are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private companies or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. The Adviser’s limited experience in managing a portfolio of assets under such constraints may hinder its ability to take advantage of attractive investment opportunities and, as a result, achieve the Company’s investment objective.

Based on the amount of proceeds raised in the Initial or Subsequent Closings, it could take some time to invest substantially all of the capital the Company expects to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable investments. In order to comply with the RIC diversification requirements during the startup period, the Company may invest proceeds in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which the Company expects will earn yields substantially lower than the interest, dividend or other income that the Company seeks to receive in respect of suitable portfolio investments. The Company may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions the Company expects to pay when the Company’s portfolio is fully invested. The Company will pay management fees to the Adviser throughout this interim period irrespective of the Company’s performance. If the management fees and the Company’s other expenses exceed the return on the temporary investments, the Company’s equity capital will be eroded.

Dependence on Key Personnel and Adviser.

The success of the Company depends in substantial part on the experience and expertise of the Adviser and its Investment Team. There can be no assurance that any individual will continue to be employed by the Adviser throughout the term of the Company. The loss of key personnel could have a material adverse effect on the Company.

Business and Regulatory Risks of Alternative Asset Investments.

Legal, tax and regulatory changes could occur that may adversely affect the Company at any time during its term. The legal, tax and regulatory environment for BDCs and other vehicles that invest in alternative investments is evolving, and changes in the regulation and market perception of such vehicles, including changes to existing laws and regulations and increased criticism of the BDC, private credit, private equity and other sectors within the alternative asset industry by some politicians, regulators and market commentators, may adversely affect the ability of the Company to pursue its investment strategy, its ability to obtain leverage and financing and the value of investments held by the Company. In recent years, market disruptions and the dramatic increase in the capital allocated to alternative investment strategies have led to increased governmental as well as self-regulatory scrutiny of the alternative investment fund industry in general, and certain legislation proposing greater regulation of the industry periodically is considered by the governing bodies of both U.S. and non-U.S. jurisdictions. It is impossible to predict what, if any, changes may be instituted with respect to the regulations applicable to the Company, the Adviser, their respective affiliates, the markets in which they trade and invest, the Shareholders or the counterparties with which they do business, or what effect such legislation or regulations might have. There can be no assurance that the Company, the Adviser or their respective affiliates will be able, for financial reasons or otherwise, to comply with future laws and regulations, and any regulations that restrict the ability of the Company to implement its investment strategy could have a material adverse impact on the Company’s portfolio. To the extent that the Company or its investments are or may become subject to regulation by various agencies in the United States or non-U.S. jurisdictions, the costs of compliance are expected to be borne by the Company.

The SEC and other various U.S. federal, state and local agencies may conduct examinations and inquiries into, and bring enforcement and other proceedings against, the Company, the Adviser or their respective affiliates. The Company, the Adviser or their respective affiliates may receive requests for information or subpoenas from the SEC and other state, federal and non U.S. regulators from time to time in connection with such inquiries and proceedings and otherwise in the ordinary course of business. These requests may relate to a broad range of matters, including specific practices of the Company, the Adviser, the securities in which the Adviser invests on behalf of the Company and/or clients, or industry wide practices. Certain costs of any such increased reporting, registration and compliance requirements are expected to be borne by the Company and may furthermore place the Company at a competitive disadvantage to the extent that the Company or the Adviser is required to disclose sensitive business information.

Competitive Nature of the Adviser’s Business.

The business of identifying and structuring investments of the types contemplated by the Company is highly competitive and involves a high degree of uncertainty. The Adviser expects to encounter competition from other entities having similar investment objectives, including other BDCs, private credit funds and private equity funds and registered investment companies, specialty finance companies, banks, broker-dealers and other financial investors. Some of these competitors may have more relevant experience and contacts or better resources than the Adviser or may not be subject to the regulatory restrictions that the 1940 Act imposes on the Company as a BDC and that the Code imposes on the Company as a RIC. Such other investors may make competing offers for investment opportunities that are identified, and even after an agreement in principle has been reached, consummating the transaction will be subject to myriad uncertainties, only some of which are foreseeable or within the control of the Adviser. To the extent that the Adviser encounters competition with respect to the Company’s investments, yields to Shareholders may be reduced. In addition to competition from other investors, the availability of investment opportunities generally will be subject to market conditions as well as, in many cases, the prevailing regulatory or political climate. Furthermore, while the Adviser believes that the current market environment presents an attractive investment opportunity for a newly capitalized entrant, such as the Company, which is unencumbered by the legacy investments and credit impairments of legacy direct lenders, certain regulatory relief offered to BDCs may make the Company’s competitors more flexible. As such, the Company’s perceived competitive advantages as a newly capitalized entrant may not materialize as anticipated.

Market Risks.

General economic conditions may affect the Company’s activities. Interest rates, the price of securities and participation by other investors in the financial markets may also affect the value of securities purchased by and the number of investments made by the Company.

Financial Services Industry Risks.

Many financial services companies have asset and liability structures that are essentially monetary in nature and are directly affected by many factors, including domestic and international economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, monetary and fiscal policies, interest rates, inflation, currency values, market conditions, the availability and cost of short-term and long-term funding and capital, the credit capacity or perceived creditworthiness of customers and counterparties and the level and volatility of trading markets. Such factors can adversely impact financial institutions and their customers, suppliers, service providers and counterparties, all of whom are potential investment targets for the Company. Moreover, the financial services industry is highly dependent on technology and communications and information systems, is exposed to many types of operational risks and operates in a highly regulated environment; each of these factors could have an adverse impact on financial institutions and their customers and counterparties.

Cyclicality.

Certain sectors targeted by the Company are highly cyclical and subject to significant fluctuation due to competition, the high level of government regulation, general economic conditions, the level of interest rates, the state of the public equity markets and other factors. The returns on the Company’s investments may therefore be lower in certain periods. For example, the financial performance of credit-related investments, which includes both regulated institutions, such as depositories, as well as specialty finance and asset management investments, are susceptible to the cyclicality associated with the sector. Although an individual credit platform’s financial performance depends in part upon its own specific business characteristics, there are macroeconomic factors that could result in more benign or severe investment environments. The Company is expected to continue to experience the effects of this cyclicality.

Economic and Political Environment.

The U.S. economy has generally recovered from the depths of the 2008 financial crisis, however the impact of the outbreak of the coronavirus, as discussed below, brings new uncertainty. The S&P 500 had reached new record levels and leverage loan and high yield issuance had surged as investors once again are pursuing yield in the protracted low interest rate environment. However, there has been substantial recent volatility in the markets, and it is not possible to predict how long this volatility will continue or what impact it will have on the Company or its investments. While there appear to be some similarities to the run-up to the financial crisis, there has also been a sweeping overhaul of the U.S. financial regulatory system, resulting in increased oversight, transparency and accountability. In general, corporations have strong balance sheets and record profitability, banks have more tangible capital to absorb losses and the housing market does not appear to be overheated. Regulatory changes and credit cycles lead to dislocations in the various markets in which the Company is expected to invest, and provide an ever-changing landscape that inevitably will be different from the ones faced in prior economic cycles.

It is uncertain whether regulatory and other governmental actions will be able to prevent further losses and volatility in securities markets, or stimulate the credit markets. The Company may be adversely affected by the foregoing events, or by similar or other events, including tax reform, in the future. In the longer term, there may be significant new regulations that could limit the Company’s activities and investment opportunities or change the functioning of the capital markets, and there is the possibility of a severe worldwide economic downturn. Consequently, the Company may not be capable of, or successful at, preserving the value of its assets, generating positive investment returns or effectively managing risks.

The activities of the Company could be materially adversely affected by the instability in the U.S. and/or global financial markets and/or changes in market, economic, political, and/or regulatory conditions, as well as by numerous other factors outside the control of the Company, the Adviser, the Shareholders and their respective affiliates. The outcomes of U.S. elections may create uncertainty with respect to legal, tax and regulatory regimes in which the Company and its portfolio companies, as well as the Adviser, Stone Point and their affiliates operate. Any significant changes in economic or tax policy and/or government programs could have a material adverse impact on the Company and on the Company’s investments.

Many of the portfolio companies in which the Company will invest may be susceptible to economic slowdowns or recessions. Therefore, non-performing assets may increase and the value of the Company’s portfolio may decrease during these periods as the Company is required to record the investments at their current fair value. Economic slowdowns or recessions could lead to financial losses in the Company’s portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase portfolio companies’ funding costs, limit portfolio companies’ access to the capital markets or result in a decision by lenders (including the Company) not to extend credit to such portfolio company. These events could prevent the Company from increasing investments and harm its operating results.

Coronavirus and Public Health Emergencies.

As of the date of this Risk Disclosure Document, there is an outbreak of a novel and highly contagious form of coronavirus (“COVID-19”), which the World Health Organization has declared to constitute a “Public Health Emergency of International Concern.” The outbreak of COVID-19 has resulted in numerous deaths, adversely impacted global commercial activity, and contributed to significant volatility in certain equity, debt, derivatives and commodities markets. The U.S. capital markets have experienced extreme volatility and disruption that have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. The extent and duration of such negative impact, to global markets as a whole, is as yet unknown. The global ramifications of the outbreak are rapidly evolving, and many countries have reacted by instituting (or strongly encouraging) quarantines, prohibitions on travel, the mandatory closure of offices, businesses, schools, retail stores, restaurants, hotels, courts and other public venues deemed “non-essential”, and other restrictive measures designed to help slow the spread of COVID-19. While several countries, as well as certain states in the United States, have begun to lift the public health restrictions with a view to reopening their economies, recurring COVID-19 outbreaks have led to the re-introduction of such restrictions in certain states in the United States and globally and could continue to lead to the re-introduction of such restrictions elsewhere. Many businesses have implemented or are also implementing similar precautionary measures, including “work from home” protocols. Such measures, as well as the general uncertainty surrounding the dangers and impact of COVID-19, are creating significant disruption in the global public and private markets, supply chains and economic activity and are especially impactful on transportation, hospitality, tourism, entertainment and other industries. Moreover, with the continued spread of COVID-19, governments and businesses are likely to take increasingly aggressive measures to help slow its spread. For this reason, among others, as COVID-19 continues to spread, the potential impacts, including a global, regional or other economic recession (which recessions some financial experts opine have already arrived), are increasingly uncertain and difficult to assess.

Any public health emergency, including any outbreak of COVID-19, SARS, H1N1/09 flu, avian flu, other coronavirus, Ebola or other existing or new epidemic or pandemic diseases, or the threat thereof, could negatively impact the Company and its portfolio companies and could meaningfully affect the Company’s ability to fulfill its investment objectives.

The extent of the impact of any public health emergency on the Company’s and its portfolio companies’ operational and financial performance will depend on many factors, including but not limited to the duration and scope of such public health emergency, the extent of any related travel advisories and voluntary or mandatory government restrictions implemented, the impact of such public health emergency on overall supply and demand, goods and services, investor liquidity, consumer confidence and spending levels, the extent of government support and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. Any such disruptions may continue for an extended period of time. In addition, the operations of the Company, its portfolio companies, and the Adviser may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of the personnel of any such entity or the personnel of any such entity’s key service providers. Any of the foregoing events could materially and adversely affect the Adviser’s ability to source, manage and divest investments on behalf of the Company and pursue the Company’s investment objective and strategies, all of which could result in significant losses to the Company. Similar consequences could arise with respect to other infectious diseases. The impact to businesses in such circumstances has been and is expected to continue to be substantial.

In connection with the impacts of the current pandemic and any future such public health crisis, the Company is expected to incur heightened legal expenses which could similarly have an adverse impact to a Company’s returns. For example, but not by limitation, the Company or its portfolio companies may be subject to heightened litigation and its resulting costs, which costs may be significant. There is a greater risk that investors who have made capital commitments to acquire shares could have difficulty funding capital calls. There is also a heightened risk of cyber and other security vulnerabilities during the current public health emergency and any future one, which could result in adverse effects to the Company or its portfolio companies in the form of economic harm, data loss or other negative outcomes.

Brexit.

The decision made in the United Kingdom referendum to leave the European Union has led to volatility in global financial markets, and in particular in the markets of the United Kingdom and across Europe, and may also lead to weakening in consumer, corporate and financial confidence in the United Kingdom and Europe.

The United Kingdom and European Union announced in March 2018 an agreement in principle to transitional provisions under which European Union law would remain in force in the United Kingdom until the end of December 2020, but this remains subject to the successful conclusion of an agreement between the United Kingdom and the European Union. In the absence of such an agreement there would be no transitional provisions and the United Kingdom would exit the European Union and the relationship between the United Kingdom and the European Union would be based on the World Trade Organization rules (a “hard Brexit”). On October 28, 2019, the United Kingdom came to an agreement with the European Union to delay the deadline for withdrawal; however, the United Kingdom parliament did not approve the withdrawal agreement by January 31, 2020 and there was a hard Brexit on that date. The United Kingdom and European Union are striving to conclude a withdrawal agreement under which European Union law would continue to apply in the United Kingdom during a “transition period” lasting until December 31, 2020. However, there is a real possibility that an agreement will not be reached prior to the United Kingdom withdrawing from the European Union. Businesses are increasingly preparing for such a disorderly Brexit, and the consequences for European businesses could be severe. While it is not currently possible to determine the extent of the impact a hard Brexit may have on the Company’s investments, certain measures are being proposed and/or will be introduced, at the European Union level or at the member state level, which are designed to minimize disruption in the financial markets.

Notwithstanding the foregoing, the extent and process by which the United Kingdom will exit the European Union, and the longer term economic, legal, political and social framework to be put in place between the United Kingdom and the European Union are unclear at this stage and are likely to lead to ongoing political and economic uncertainty and periods of exacerbated volatility in both the United Kingdom and in wider European markets for some time.

In particular, the decision made in the United Kingdom referendum may lead to a call for similar referenda in other European jurisdictions which may cause increased economic volatility and uncertainty in the European and global markets. This volatility and uncertainty may have an adverse effect on the economy generally and on the Company’s ability, and the ability of portfolio companies, to execute respective strategies and to receive attractive returns.

U.S. Trade Policy.

Significant changes to U.S. trade policy, including changes to current legislation and trade agreements and the imposition of tariffs have been discussed by the current U.S. presidential administration and certain members of Congress. Recently, the administration has imposed tariffs on a range of goods imported into the U.S., and a few countries have retaliated with tariffs against the United States. These retaliatory actions could trigger extended “trade wars” between the U.S. and its trading partners, resulting in additional barriers to the international market, inclusive of customers, vendors, and potential investors. Under these circumstances, the cost of goods for some portfolio companies could increase, resulting in lower consumer demand for their goods and reduced cash flows. While it is unknown whether and to what extent new legislation will be enacted into law, the enactment or amendment of trade legislation and/or renegotiation of trade agreements may impose additional compliance costs on portfolio companies, restrict their ability to participate in international markets and otherwise disrupt their current operations.

Force Majeure and Climate Change.

Portfolio investments may be affected by force majeure events (i.e., events beyond the control of the party claiming that the event has occurred, including, without limitation, acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, terrorism and labor strikes, major plant breakdowns, pipeline or electricity line ruptures, failure of technology, defective design and construction, accidents, demographic changes, government macroeconomic policies, social instability). Some force majeure events may adversely affect the ability of any such parties to perform their obligations until they are able to remedy the force majeure event. These risks could, among other effects, adversely impact the cash flows available from a portfolio company, cause personal injury or loss of life, damage property, or instigate disruptions of service. In addition, the cost to a borrower of repairing or replacing damaged assets resulting from such force majeure event could be considerable. Force majeure events that are incapable of or are too costly to cure may have a permanent adverse effect on a portfolio company. Certain force majeure events (such as war or an outbreak of an infectious disease) could have a broader negative impact on the world economy and international business activity generally, or in any of the countries in which the Company may invest specifically. Additionally, a major governmental intervention into industry, including the nationalization of an industry or the assertion of control over one or more portfolio companies or its assets, could result in a loss to the Company, including if the investment in such portfolio companies is canceled, unwound or acquired (which could be without adequate compensation).

In late 2019 and early 2020, the COVID-19 pandemic emerged in China and spread rapidly across the world, including to the U.S. In March 2020, the World Health Organization declared COVID-19 outbreak a pandemic. This outbreak has led, and for an unknown period of time will continue to lead, to disruptions in local, regional, national and global markets and economies affected thereby. The COVID-19 outbreak has resulted in numerous deaths and the imposition of both local and more widespread “work from home” and other quarantine measures, mandatory closures of businesses deemed “non-essential,” border closures and other travel restrictions, a decline in consumer demand for certain goods and services, commercial disruption on a global scale, and general concern and uncertainty, all of which have caused social unrest, political uncertainty and significant volatility in economies and financial markets.

The ongoing spread of COVID-19 has had, and is expected to continue to have, a material adverse impact on local economies in the affected locations and also on the global economy. Many countries have reacted by instituting quarantines and travel restrictions, which has resulted in disruptions in supply chains and adversely impacted various industries, including but not limited to retail, transportation, hospitality, energy and entertainment.

These developments may result in significant disruption to the businesses of many middle-market loan borrowers including supply chains, demand and practical aspects of their operations, as well as furloughs or lay-offs of employees (while such measures are hoped to be temporary, their impact may persist or become permanent) and otherwise adversely impact certain companies and other issuers in which the Company invests and the value of the Company’s investments therein. In addition, while the Company does not expect disruptions to the operations of the Adviser (including those relating to the Company) or the Company’s service providers, such disruptions (including through quarantine measures and travel restrictions imposed on personnel located in affected locations, or any related health issues of such personnel) could nonetheless occur. Any of the foregoing events could materially and adversely affect the Adviser’s ability to source, manage and divest investments on behalf of the Company and pursue the Company’s investment objective and strategies. Similar consequences could arise with respect to other infectious diseases. Given the significant economic and financial market disruptions associated with the COVID-19 pandemic, the valuation and performance of the Company’s investments may be impacted adversely. The duration of the COVID-19 pandemic and its effects cannot be determined at this time, but the effects could be present for an extended period of time. Although it is impossible to predict the precise nature and consequences of the COVID-19 pandemic, or of any political or policy decisions and regulatory changes occasioned by emerging events or uncertainty on applicable laws or regulations that impact the Company, the Company’s portfolio companies and investments, it is clear that these types of events will impact the Company and its portfolio companies. In many instances, the impact will be adverse and profound.

Cyber Security Breaches and Identity Theft.

Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. The information and technology systems of the Company, the Adviser and their respective service providers may be vulnerable to damage or interruption from computer viruses and other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and security breaches, usage errors by their respective professionals or service providers, power, communications or other service outages and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. If unauthorized parties gain access to such information and technology systems, they may be able to steal, publish, delete or modify private and sensitive information. The failure of these systems and/or of disaster recovery plans for any reason could cause significant interruptions in the Company’s, the Adviser’s and/or a portfolio investment’s operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to Shareholders (and their beneficial owners) and the intellectual property and trade secrets of the Company, the Adviser and/or portfolio investments. Such a failure could harm the Company’s, the Adviser’s and/or a portfolio investment’s reputation, subject any such entity and their respective affiliates to legal claims and adverse publicity and otherwise affect their business and financial performance.

FOIA/Public Disclosure.

As a result of the U.S. Freedom of Information Act (“FOIA”), any governmental public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement, the Company, the Adviser, the Shareholders or any of their respective services providers or their affiliates may be required to disclose information relating to the Company, or their affiliates, and/or any entity in which an investment is made, which disclosure could, for example, affect the Company’s competitive advantage in finding attractive investment opportunities. In addition, some of the shares of Common Stock may be held by Shareholders that are subject to public disclosure requirements, such as public pension plans and listed investment vehicles. The amount of information about their investments that is required to be disclosed has increased in recent years, and that trend may continue. While the Adviser may, in seeking to prevent any such potential disclosure, withhold all or any part of the information otherwise to be provided to certain or all Shareholders, such information may not be withheld in many circumstances. To the extent that disclosure of confidential information relating to the Company or its investments results from shares of Common Stock being held by such Shareholders, the Company may be adversely affected.

Duties of the Adviser and the Shareholder’s Rights.

The Adviser will be engaged to provide the Company (and not any individual Shareholder) with portfolio management and certain administrative services. As such, and to the fullest extent permitted by law, none of the Shareholders will have direct rights against the Adviser and the Adviser does not represent or owe any duty to any individual Shareholder in the Company in connection with its appointment to provide such services.

Interpretation of Governing Agreements and Legal Requirements.

The governing and related documents of the Company (the “Governing Agreements”) are detailed agreements that establish complex arrangements among the Adviser, the Company and its investors, and other entities and individuals. Questions will arise from time to time under the Governing Agreements regarding the parties’ rights and obligations in certain situations, some of which the parties may not have considered while drafting and executing the Governing Agreements. In these instances, the applicable provisions of the Governing Agreements, if any, may be broad, general, ambiguous, or conflicting, and may permit more than one reasonable interpretation. At times, there may not be provisions directly applicable to the situation at hand. While the Company will construe the provisions set forth in the Governing Agreements (including any “hedge clauses” discussed below) in good faith and in a manner consistent with its legal obligations, the interpretations it adopts may not necessarily be, and need not be, the most favorable interpretations for its Shareholders.

The Governing Agreements contain provisions (sometimes referred to as “hedge clauses”) that provide that the Adviser and its agents have no responsibility or liability for any loss incurred by the Company or any Shareholder arising in connection with their activities on behalf of, or their association with, the Company provided that such exculpation will not apply where such person committed certain bad acts (including fraud, willful misfeasance or gross negligence). Hedge clauses are limited by, among other things, Section 206 of the Advisers Act, which the SEC has interpreted to impose certain duties on investment advisers that are not waivable.

Restrictions on Transfer and Withdrawal.

The Common Stock has not been and may never be registered under the Securities Act and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Common Stock is an illiquid investment for which there is not a secondary market nor is it expected that any such secondary market will develop in the future. Shareholders generally may not sell, assign or transfer their shares without prior written consent of the Adviser (unless the transfer is to an affiliate), which the Adviser may grant or withhold in its sole discretion. Except in limited circumstances for legal or regulatory purposes, Shareholders are not entitled to redeem their shares of Common Stock. Shareholders must be prepared to bear the economic risk of an investment in the Company for an indefinite period of time. The Company is generally not able to issue or sell Common Stock at a price below net asset value per share. The Company may, however, sell Common Stock, or warrants, options or rights to acquire Common Stock, at a price below the then-current net asset value per share of Common Stock, if the Board determines that such sale is in the Company’s best interests, and if Shareholders approve the sale. In any such case, the price at which the Company’s securities are to be issued and sold may not be less than a price that, in the determination of the Board, closely approximates the market value of such securities (less any distributing commission or discount). If the Company raises additional funds by issuing common stock or senior securities convertible into, or exchangeable for, Common Stock, then the percentage ownership of Shareholders at that time will decrease, and Shareholders may experience dilution.

The Adviser does not know at this time what circumstances will exist in the future and therefore does not know what factors the Board will consider in determining whether to do an Exchange Listing. If the Company does undertake an Exchange Listing, there can be no assurances that a public trading market will develop or, if one develops, that such trading market can be sustained. Shares of companies offered in an initial public offering often trade at a discount to the initial offering price due to underwriting discounts and related offering expenses. Also, shares of closed-end investment companies and BDCs frequently trade at a discount from their net asset value. This characteristic of closed-end investment companies is separate and distinct from the risk that the Company’s net asset value per share of Common Stock may decline. The Company cannot predict whether the Common Stock, if listed on a national securities exchange, will trade at, above or below net asset value.

No Right to Control the Company’s Operations.

Shareholders in the Company will have no opportunity to control the day-to-day operations of the Company, including investment and disposition decisions. In order to safeguard their limited liability from the liabilities and obligations of the Company, Shareholders must rely on the Adviser’s ability to identify, structure and implement investments consistent with the investment objectives and policies of the Company.

Consequences of Default.

Shareholders will be subject to significant adverse consequences in the event such a Shareholder defaults on its capital commitment to the Company. In addition to losing its right to participate in future Drawdowns, a defaulting Shareholder may be forced to transfer its shares of Common Stock to a third party for a price that is less than the net asset value of such shares of Common Stock.

Board Participation.

Employees of the Adviser may serve as directors of some portfolio companies and, as such, may have duties to persons other than the Company, including other shareholders of such portfolio companies. Although holding board positions may be important to the Company’s investment strategy and may improve the Adviser’s management ability, board positions could impair the Company’s ability to sell the relevant securities and/or loans when and upon the terms it wants, and may subject the Company and the Adviser to claims they would otherwise not be subject to as an investor, including claims of breach of duty of loyalty, corporate waste, securities claims and other director-related claims.

Indemnification Obligations.

The Adviser will not assume any responsibility to the Company other than to render the services described in its Investment Advisory Agreement with the Company, and it will not be responsible for any action of the Board in declining to follow the Adviser’s advice or recommendations. Pursuant to the Investment Advisory Agreement, the Adviser and its directors, officers, shareholders, members, agents, representatives, employees, controlling persons, and any other person or entity affiliated with, or acting on behalf of the Adviser will not be liable to the Company for their acts under the Investment Advisory Agreement, absent willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The Company will also agree to indemnify, defend and protect the Adviser and its directors, officers, shareholders, members, agents, representatives, employees, controlling persons and any other person or entity affiliated with, or acting on behalf of the Adviser with respect to all damages, liabilities, costs and expenses resulting from acts of the Adviser not arising out of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. These protections may lead the Adviser to act in a riskier manner when acting on the Company’s behalf than it would when acting for its own account.

Qualifying Assets.

As a BDC, the 1940 Act prohibits the Company from acquiring any assets other than certain qualifying assets unless, at the time of and after giving effect to such acquisition, at least 70% of the Company’s total assets are qualifying assets. Therefore, the Company may be precluded from investing in what the Adviser believe are attractive investments if such investments are not qualifying assets. Conversely, if the Company fails to invest a sufficient portion of its assets in qualifying assets, the Company could lose its status as a BDC, which would have a material adverse effect on the Company’s business, financial condition and results of operations. Similarly, these rules could prevent the Company from making additional investments in existing portfolio companies, which could result in the dilution of the Company’s position, or could require the Company to dispose of investments at an inopportune time to comply with the 1940 Act. If the Company is forced to sell non-qualifying investments in the portfolio for compliance purposes, the proceeds from such sale could be significantly less than the current value of such investments.

Status as Business Development Company.

If the Company does not maintain its status as a BDC, the Company might be regulated as a closed-end investment company under the 1940 Act, which would subject it to substantially more regulatory restrictions and correspondingly decrease the Company’s operating flexibility.

Emerging Growth Company Status.

The Company expects to qualify as an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of the Company’s initial public offering of common equity securities, (ii) in which the Company has total annual gross revenue of at least $1.07 billion, or (iii) in which the Company is deemed to be a large accelerated filer, which means the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (b) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as the Company remains an “emerging growth company,” it will likely take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2020 (the “Sarbanes-Oxley Act”). It is not possible to predict if prospective investors will find the Common Stock less attractive because the Company will rely on some or all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company may take advantage of such extended transition periods.

Because of the exemptions from various reporting requirements provided to the Company as an “emerging growth company” and because the Company may have an extended transition period for complying with new or revised financial accounting standards, the Company may be less attractive to investors and it may be difficult for the Company to raise additional capital as and when needed. Potential investors may be unable to compare the Company with other companies in the same industry if they believe that the Company’s financial accounting is not as transparent as other companies in the industry. If the Company is unable to raise additional capital as and when needed, the Company’s financial condition and results of operations may be materially and adversely affected.

The Company is a Public Entity.

The Company will be subject to the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. The Exchange Act will require the Company to file annual, quarterly and current reports with respect to the Company’s business and financial condition which will cause the Company to incur certain legal, accounting and other expenses. The Sarbanes-Oxley Act will require the Company to maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. In order to maintain and improve the effectiveness of the Company’s disclosure controls and procedures and internal controls, significant resources and management oversight will be required. The Company will implement procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The systems and resources necessary to comply with public company reporting requirements will increase further once the Company ceases to be an “emerging growth company” under the JOBS Act. As long as the Company remains an emerging growth company, it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Exchange Act Filing Requirements.

Because the Company will be subject to the reporting requirements under the Exchange Act, ownership information for any person who beneficially owns 5% or more of the Common Stock will have to be disclosed in a Schedule 13G, Schedule 13D or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. In some circumstances, Shareholders who choose to reinvest their dividends may see their percentage stake in the Company increase to more than 5%, thus triggering this filing requirement. Each Shareholder is responsible for determining their filing obligations and preparing the filings. In addition, Shareholders who hold more than 10% of a class of the Company’s shares may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the Company’s profits from the purchase and sale, or sale and purchase, of registered stock within a six-month period.

Internal Controls.

The Company will not be required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute (“Section 404”), and will not be required to comply with all of those requirements until the Company has been subject to the reporting requirements of the Exchange Act for a specified period of time or the date the Company is no longer an emerging growth company under the JOBS Act. Accordingly, the Company’s internal controls over financial reporting will not initially meet all of the standards contemplated by Section 404 that the Company may eventually be required to meet. The Company will need to undertake the process of building out its internal controls over financial reporting and establishing formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within the Company.

Additionally, the Company will need to undertake the process of documenting its internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of its internal controls over financial reporting. Additionally, the Company’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the internal control over financial reporting until the later of the year following the Company’s first annual report required to be filed with the SEC, or the date the Company is no longer an emerging growth company under the JOBS Act. If the Company is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, the Company’s operations, financial reporting or financial results could be adversely affected. Matters impacting the Company’s internal controls may cause the Company to be unable to report its financial information on a timely basis and thereby subject the Company to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and may result in a breach of the covenants under the agreements governing any of its financing arrangements, if any. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the Company and the reliability of its financial statements. Confidence in the reliability of the Company’s financial statements could also suffer if the Company or its independent registered public accounting firm were to report a material weakness in the Company’s internal controls over financial reporting. This could materially adversely affect the Company and, following an Exchange Listing, lead to a decline in the market price of the Common Stock.

RIC related Tax Risks.

The Company intends to qualify as a RIC under Subchapter M of the Code. To qualify for and maintain RIC tax treatment under the Code, the Company must meet, amongst other requirements, requirements related to annual distributions, source of income and asset diversification. Failure to meet these requirements may result in the Company having to dispose of certain investments quickly in order to prevent the loss of RIC status. If the Company fails to qualify for or maintain RIC tax treatment for any reason and is subject to corporate federal income tax, the resulting corporate taxes could substantially reduce its net assets, the amount of income available for distribution, and the amount of its distributions. See “Material U.S. Federal Income Tax Considerations – Taxation as a RIC.”

As a result of the “Annual Distribution Requirement” (i.e., the requirements that the Company must distribute to its Shareholders, for each taxable year, at least 90% of the Company’s “investment company taxable income,” which is generally the Company’s ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses) to qualify for tax treatment as a RIC, the Company may need to access the capital markets periodically to raise cash to fund new investments in portfolio companies. The Company expects to be able to issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that the ratio of the Company’s total assets (less total liabilities other than indebtedness represented by senior securities) to its total indebtedness represented by senior securities plus preferred stock, if any, equals at least 150% after such incurrence or issuance. If the Company issues senior securities, it will be exposed to risks associated with leverage, including an increased risk of loss. The Company’s ability to issue different types of securities is also limited. Compliance with RIC distribution requirements may unfavorably limit the Company’s investment opportunities and reduce its ability in comparison to other companies to profit from favorable spreads between the rates at which the Company can borrow and the rates at which it can lend. Therefore, the Company intends to seek to continuously issue equity securities, which may lead to Shareholder dilution.

The Company may borrow to fund investments. If the value of the Company’s assets declines, the Company may be unable to satisfy the asset coverage test under the 1940 Act, which would prohibit the Company from paying distributions and could prevent it from qualifying for tax treatment as a RIC, which would generally result in a corporate-level U.S. federal income tax on any income and net gains. If the Company cannot satisfy the asset coverage test, it may be required to sell a portion of its investments and, depending on the nature of the Company’s debt financing, repay a portion of its indebtedness at a time when such sales may be disadvantageous.

Until and unless the Company is treated as a publicly offered RIC as a result of either (1) shares of its Common Stock and preferred stock collectively being held by at least 500 persons at all times during a taxable year, (2) shares of its Common Stock being continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act) or (3) shares of its Common Stock being treated as regularly traded on an established securities market, each U.S. Shareholder that is an individual, trust or estate will be treated as having received a dividend for U.S. federal income tax purposes from the Company in the amount of such U.S. Shareholder’s allocable share of the management and incentive fees paid to the Adviser and certain of the Company’s other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. Shareholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. Shareholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. Shareholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. Shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. Shareholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.

Phantom Income. For U.S. federal income tax purposes, the Company will include in its taxable income certain amounts that it has not yet received in cash. For example, if the Company holds debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), the Company must include in its taxable income in each taxable year a portion of the OID that accrues over the life of the obligation, regardless of whether the Company receives cash representing such income in the same taxable year. The Company may also have to include in its taxable income other amounts that the Company has not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Further, the Company may elect to amortize market discount on debt investments and currently include such amounts in its taxable income, instead of upon their sale or other disposition, as any failure to make such election would limit the Company’s ability to deduct interest expense for tax purposes. Because such OID or other amounts accrued will be included in the Company’s investment company taxable income for the taxable year of accrual, the Company may be required to make distributions to Shareholders in order to satisfy the Annual Distribution Requirement (as defined below) and/or excise tax avoidance requirement, even though the Company will have not received any corresponding cash payments. Accordingly, to enable the Company to make distributions to Shareholders that will be sufficient to enable the Company to satisfy the Annual Distribution Requirement, the Company may need to sell some of its assets at times and/or at prices that it would not consider advantageous, the Company may need to raise additional equity or debt capital or the Company may need to forego new investment opportunities or otherwise take actions that are disadvantageous to its business (or be unable to take actions that are advantageous to its business). If the Company is unable to obtain cash from other sources to enable the Company to satisfy the Annual Distribution Requirement, the Company may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).

Stock Dividend. Although the Company currently does not intend to do so, the Company may declare a large portion of a dividend in shares of the Company’s stock at the election of each Shareholder. Revenue Procedures issued by the IRS allow a publicly offered RIC to distribute its own stock as a dividend for the purpose of fulfilling its distribution requirements, if certain conditions are satisfied. Among other things, the aggregate amount of cash available to be distributed to all Shareholders is required to be at least 10% of the total distribution, for distributions declared on or before December 31, 2020, and at least 20% of the aggregate declared distribution for distributions declared on or after January 1, 2021. The Internal Revenue Service has also issued private letter rulings on cash/stock dividends paid by RICs and real estate investment trusts where the cash component is limited to 20% of the total distribution if certain requirements are satisfied. Shareholders receiving such dividends will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of the Company’s current and accumulated earnings and profits for federal income tax purposes. As a result, Shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. It is unclear whether the Company will be a publicly offered RIC and to what extent the Company will be able to pay taxable dividends in cash and common stock (whether pursuant to IRS Revenue Procedures, a private letter ruling or otherwise).

Dividend Reinvestment. Shareholders that participate in the Company’s dividend reinvestment plan will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in the Company’s common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless a Shareholder is a tax-exempt entity, the Shareholder may have to use funds from other sources to pay the tax liability on the value of the Company’s common stock received as a result of the distribution.

Certain ERISA Considerations.

The fiduciary responsibility standards and prohibited transaction restrictions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) apply to a variety of employee retirement and welfare benefit plans maintained by private employers (“ERISA Plans”). Although ERISA does not (with certain exceptions) apply to individual retirement accounts, “Keogh” plans and certain other plans, such plans (collectively with ERISA Plans, “Plans”), are generally subject to Section 4975 of the Code, which contains prohibited-transaction provisions that are similar to those contained in ERISA. Investment Considerations. The assets of the Company will be invested in accordance with the investment objective and policies described in this Registration Statement. The fiduciary of an ERISA Plan (and not the Adviser) will be solely responsible for the ERISA Plan’s decision to invest in the Company, including, without limitation, the role that an investment in the Company would play in the ERISA Plan’s portfolio and whether an investment in the Company is reasonably designed as part of the overall investment of the ERISA Plan’s assets. Accordingly, an authorized fiduciary of an ERISA Plan proposing to invest in the Company should, in consultation with its own advisors, consider whether such investment is consistent with the terms of the ERISA Plan’s governing documents (including any investment guidelines) and applicable law. Neither the Adviser nor the Company or any of their respective affiliates is responsible for determining, and none of them makes any representation regarding, whether the Company’s common stock is an appropriate investment for Plans generally or any particular Plan.

Prohibited Transactions. Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of Plans and certain persons, referred to as “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code, having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A purchase of the Company’s common stock by an ERISA Plan having a relationship with the Adviser or the Company, or any of their respective affiliates could, under certain circumstances, be considered a transaction prohibited under ERISA or Section 4975 of the Code. Accordingly, an authorized fiduciary of an investing Plan will be deemed to have represented and agreed, among other things, that the ERISA Plan’s purchase and holding of the Company’s common stock are not and will not constitute or otherwise result in a non-exempt prohibited transaction. In addition, as discussed below, other issues under the rules governing prohibited transactions may arise to the extent that the assets of the Company constitute “plan assets.”

Certain Effects on Company Investments Generally. If and for so long as the Company’s assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code, the Company may be prevented from making certain otherwise desirable investments and engaging in certain other transactions that might otherwise be permitted.

Takeover Attempts.

The Company’s charter, as well as certain statutory and regulatory requirements, will contain certain provisions that may have the effect of discouraging a third party from attempting to acquire the Company. The Board may be comprised of directors with staggered terms, which is intended to prevent Shareholders from removing a majority of directors in any given election. This, along with other anti-takeover provisions, may inhibit a change of control in circumstances that could give Shareholders the opportunity to realize a premium over the value of shares of the Common Stock.

Dilution.

The Company’s charter will likely authorize the issuance of additional shares of Common Stock without requiring the approval of the Shareholders. Shareholders will not have preemptive rights to purchase any shares issued by the Company in the future. The Company’s charter authorizes the issue of up to [•] million shares of Common Stock. The Board may elect to sell additional shares in the future or issue equity interests in private offerings. To the extent the Company issues additional equity interests at or below net asset value, an existing Shareholder’s percentage ownership interest in the Company may be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of the Company’s investments, Shareholders may also experience dilution in the book value and fair value of their shares.

Under the 1940 Act, the Company is generally prohibited from issuing or selling Common Stock at a price below net asset value per share, which may be a disadvantage as compared with certain public companies. The Company may, however, sell Common Stock, or warrants, options, or rights to acquire Common Stock, at a price below the current net asset value of the Common Stock if the Board and independent directors determine that such sale is in the Company’s best interests and the best interests of Shareholders, and the Shareholders, including a majority of those Shareholders that are not affiliated with the Company, approve such sale. In any such case, the price at which the Company’s securities are to be issued and sold may not be less than a price that, in the determination of the Board, closely approximates the fair value of such securities (less any distributing commission or discount). If the Company raises additional funds by issuing Common Stock or senior securities convertible into, or exchangeable for, Common Stock, then the percentage ownership of existing Shareholders at that time will decrease and such Shareholders will experience dilution.

All distributions declared in cash payable to Shareholders that are participants in the DRIP will generally be automatically reinvested in shares of Common Stock if the investor opts in to the plan. As a result, Shareholders who do not elect to participate in the DRIP may experience accretion to the net asset value of their shares if the Company’s Common Stock is trading at a premium to net asset value and dilution if the Company’s Common Stock is trading at a discount to net asset value. The level of accretion or discount would depend on various factors, including the proportion of Shareholders who participate in the DRIP, the level of premium or discount at which shares of Common Stock are trading and the amount of the distribution payable to Shareholders.

Outstanding Shares Prior to an Exchange Listing.

The ability of Shareholders to liquidate their investments will be limited. If the Company conducts an Exchange Listing in the future, a large volume of sales of shares could decrease the prevailing market prices of the Common Stock and could impair the Company’s ability to raise additional capital through the sale of equity securities in the future. The ability of Shareholders to liquidate their investments could further depress the market price of Common Stock and have a negative effect on the Company’s ability to raise capital in the future. In addition, anticipated downward pressure on the Common Stock price due to actual or anticipated sales of Common Stock from this market overhang could cause some institutions or individuals to engage in short sales of the Common Stock, which may itself cause the price of the Common Stock to decline.

Net Asset Value.

The net asset value and liquidity, if any, of the market for shares of the Common Stock may be significantly affected by numerous factors, some of which are beyond the Company’s control and may not be directly related to the Company’s operating performance. These factors include any, or a combination of any, of the following:

•

changes in the value of the Company’s portfolio of investments and derivative instruments as a result of changes in market factors, such as interest rate shifts, and also portfolio specific performance, such as portfolio company defaults, among other reasons;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•	loss of RIC tax treatment or BDC status;

•	distributions that exceed the Company’s net investment income and net income as reported according to U.S. generally accepted accounting principles (“GAAP”);

•	changes in earnings or variations in operating results;

•	changes in accounting guidelines governing valuation of the Company’s investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by the Shareholders;

•	departure of the Adviser or certain of its key personnel;

•	general economic trends and other external factors; and

•	loss of a major funding source.

Preferred Stock.

The Board may be authorized to issue shares of preferred stock in one or more series without Shareholder approval, which could potentially adversely affect the interests of existing Shareholders.

The Company cannot assure Shareholders that the issuance of preferred stock, debt securities and/or convertible debt securities would result in a higher yield or return to the holders of shares of Common Stock. The issuance of preferred stock, debt securities or convertible debt would likely cause the net asset value of the Common Stock to become more volatile. If the dividend rate on the preferred stock, or the interest rate on the debt securities and/or the convertible debt securities, were to approach the net rate of return on the Company’s investment portfolio, the benefit of such leverage to the holders of the Common Stock would be reduced. If the dividend rate on the preferred stock, or the interest rate on the debt securities and/or convertible debt securities, were to exceed the net rate of return on the Company’s portfolio, the use of leverage would result in a lower rate of return to the holders of Common Stock than if the Company had not issued the preferred stock, debt securities or convertible debt securities. Any decline in the net asset value of the Company’s investment would be borne entirely by the holders of Common Stock. Therefore, if the market value of the Company’s portfolio were to decline, the leverage would result in a greater decrease in net asset value to the holders of Common Stock than if the Company was not leveraged through the issuance of preferred stock, debt securities or convertible debt securities. This decline in net asset value would also tend to cause a greater decline in the market price, if any, for the Common Stock.

There is also a risk that, in the event of a sharp decline in the value of the Company’s net assets, the Company would be in danger of failing to maintain required asset coverage ratios, which may be required by the preferred stock, debt securities or convertible debt, or the Company’s current investment income might not be sufficient to meet the dividend requirements on the preferred stock or the interest payments on the debt securities and/or the convertible debt securities. In order to counteract such an event, the Company might need to liquidate investments in order to fund the redemption of some or all of the preferred stock, debt securities or convertible debt. In addition, the Company would pay (and the holders of Common Stock would bear) all costs and expenses relating to the issuance and ongoing maintenance of the preferred stock, debt securities, convertible debt, or any combination of these securities. Holders of preferred stock, debt securities or convertible debt may have different interests than holders of Common Stock and may at times have disproportionate influence over the Company’s affairs.

The 1940 Act requires that holders of shares of preferred stock must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more, until such arrearage is eliminated. In addition, certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock, including changes in fundamental investment restrictions and conversion to open-end status and, accordingly, preferred shareholders could veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of Common Stock and preferred stock, both by the 1940 Act and by requirements imposed by rating agencies, might impair the Company’s ability to maintain its tax treatment as a RIC for U.S. federal income tax purposes.

Unrealized Depreciation.

As a BDC, the Company will be required to carry investments at market value or, if no market value is ascertainable, at the fair value as determined in good faith in accordance with procedures established by the Board. Decreases in the market values or fair values of the Company’s investments relative to amortized cost will be recorded as unrealized depreciation. Any unrealized losses in the Company’s portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to the Company with respect to the affected loans. This could result in realized losses in the future and ultimately in reductions of the Company’s income available for distribution in future periods. In addition, decreases in the market value or fair value of the Company’s investments will reduce the Company’s net asset value.

Pre-incentive fee net income does not include any realized or unrealized capital gains or losses or unrealized capital appreciation or depreciation. Because of the structure of the incentive fee, it is possible that the Company may pay an incentive fee in a quarter where the Company incurs a loss. For example, this may occur if the Company receives pre-incentive fee net income even if the Company has incurred a loss in that quarter due to realized and unrealized capital losses.

Distributions.

The amount of any distributions the Company may make on the Common Stock is uncertain. The Company may not be able to pay distributions, or be able to sustain distributions at any particular level, and the Company’s distributions per share, if any, may not grow over time, and the Company’s distributions per share may be reduced. The Company has not established any limit on the extent to which it may use borrowings, if any, and the Company may use offering proceeds to fund distributions (which may reduce the amount of capital the Company ultimately invests in portfolio companies).

Subject to the Board’s discretion and applicable legal restrictions, the Company generally intends to authorize and declare cash distributions on a quarterly basis and pay such distributions on a quarterly basis. The Company expects to pay distributions out of assets legally available for distribution. However, the Company cannot assure Shareholders that the Company will achieve investment results that will allow the Company to make a consistent targeted level of cash distributions or year-to-year increases in cash distributions. The Company’s ability to pay distributions might be adversely affected by the impact of the risks described herein. In addition, the inability to satisfy the asset coverage test applicable to the Company as a BDC under the 1940 Act can limit the Company’s ability to pay distributions. Distributions from offering proceeds also could reduce the amount of capital the Company ultimately invests in debt or equity securities of portfolio companies. The Company cannot assure Shareholders that the Company will pay distributions to Shareholders in the future.

Distributions on the Common Stock may exceed the Company’s taxable earnings and profits, particularly during the period before the Company has substantially invested the net proceeds from this offering. Therefore, portions of the distributions that the Company pay may represent a return of capital to Shareholders. A return of capital is a return of a portion of Shareholders’ original investment in shares of the Company’s Common Stock. As a result, a return of capital will (i) lower Shareholders’ tax basis in their shares and thereby increase the amount of capital gain (or decrease the amount of capital loss) realized upon a subsequent sale or redemption of such shares, and (ii) reduce the amount of funds the Company has for investment in portfolio companies. The Company has not established any limit on the extent to which the Company may use offering proceeds to fund distributions.

The Company may pay distributions from offering proceeds in anticipation of future cash flow, which may constitute a return of Shareholders’ capital and will lower Shareholders’ tax basis in their shares, thereby increasing the amount of capital gain (or decreasing the amount of capital loss) realized upon a subsequent sale or redemption of such shares, even if such shares have not increased in value or have, in fact, lost value. Distributions from offering proceeds also could reduce the amount of capital the Company ultimately has available to invest in portfolio companies.

ESG.

The Company’s business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities. The Company risks damage to its brand and reputation if it fails to act responsibly in a number of areas, such as environmental stewardship, corporate governance and transparency and considering ESG factors in its investment processes. Adverse incidents with respect to ESG activities could impact the value of the Company’s brand, the cost of its operations and relationships with Shareholders and potential investors, all of which could adversely affect the Company’s business and results of operations. Additionally, new regulatory initiatives related to ESG could adversely affect the Company’s business.

Non-Diversified Investment Company.

The Company intends to operate as a non-diversified investment company within the meaning of the 1940 Act, which means that the Company will not be limited by the 1940 Act with respect to the proportion of its assets that it may invest in a single issuer. However, the Company from time to time in the future may be considered a diversified management investment company within the meaning of the 1940 Act. Beyond the asset diversification requirements associated with the Company’s qualification as a RIC for U.S. federal income tax purposes, the Company does not have fixed guidelines for diversification. While the Company is not targeting any specific industries, its investments may be focused on relatively few industries. To the extent that the Company holds large positions in a small number of issuers, or within a particular industry, the Company’s net asset value may be subject to greater fluctuation. The Company may also be more susceptible to any single economic or regulatory occurrence or a downturn in particular industry.

Difficulty of Locating Suitable Investments.

There can be no assurance that there will be a sufficient number of suitable investment opportunities satisfying the investment objectives of the Company to enable the Company to invest all of its committed capital, or that such investment opportunities will lead to completed investments by the Company. Identification of attractive investment opportunities is and will be difficult and the availability of investment opportunities generally is and will be subject to market conditions and the prevailing regulatory and economic climate.

Co-investment with Third Parties.

The Company may co-invest in portfolio companies with third parties (including, in certain circumstances, the Adviser and its affiliates) through partnerships, joint ventures or other arrangements. Such investments may involve risks not present in investments where a third party is not involved, including the possibility that a third party co-venturer or partner may at any time have economic or business interests or goals that are inconsistent with those of the Company or may be in a position to take action contrary to the Company’s investment objectives. In addition, the Company may under certain circumstances be liable for actions of their third party co-venturers or partners.

The Company may be prohibited under the 1940 Act from participating in certain transactions with its affiliates without the prior approval of the directors who are not interested persons and, in some cases, the prior approval of the SEC. The Company expects to seek an Order from the SEC in order to co-invest alongside other funds/vehicles managed by the Adviser or its affiliates, or alongside the Adviser or its affiliates in a principal capacity, in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Consistent with Orders previously granted by the SEC, the Company expects the Order to provide that, in connection with any co-investment transaction, the Company will receive its pro rata share of any transaction fees, based on its relative share of the amount invested or committed, as applicable, in the transaction. The Adviser’s investment allocation policy seeks to ensure equitable allocation of investment opportunities between the Company, other Stone Point Funds and affiliates of the Adviser. While an affiliated broker-dealer or other financial affiliate (“Financial Affiliate”) of the Adviser from time to time may be permitted, subject to the terms of the Order, to participate as principal in a co-investment transaction in which the Company also participates, no such participation by a Financial Affiliate generally is expected unless the Company and any affiliated funds have first received their full allocation of the opportunity, and in no event will the Financial Affiliate acquire any such investment at a price more favorable than that offered to the Company. As a result of the exemptive relief, there could be significant overlap in the Company’s investment portfolio and the investment portfolio of other Stone Point Funds that could avail themselves of the exemptive relief.

In situations when co-investment with other Stone Point Funds is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of any exemptive relief granted to the Company by the SEC, the Adviser and/or its affiliates will need to decide which client or clients will proceed with the investment.

Minority Investments.

The Company may make minority investments, or may make investments in “club” deals alongside entities sponsored by other private credit or private equity firms, in portfolio companies where the Company may not have the right to appoint a director or otherwise be able to control or effectively influence the business or affairs of such entities. The entity in which a Company investment is made may have economic or business interests or goals that are inconsistent with those of the Company, and the Company may not be in a position to limit or otherwise protect the value of its investment in the portfolio company. In addition, although the Company may seek board representation in connection with certain investments, there is no assurance that such representation, if sought, will be obtained. In all such cases, the Company will rely significantly on the existing management and boards of directors of portfolio companies, which may include representatives of investors with whom the Company is not affiliated and whose interests may conflict with the interests of the Company.

Follow-On Investments.

The Company may make follow-on investments in certain portfolio companies or have the opportunity to increase an investment in certain portfolio companies. There can be no assurance that the Company will wish to make follow-on investments or that it will have sufficient funds to do so. Any decision by the Company not to make follow-on investments or its inability to make them may have a substantial negative impact on a portfolio company in need of such an investment or may diminish the Company’s ability to influence the portfolio company’s future development. The Company’s ability to make follow-on investments may also be limited by the Adviser’s allocation policies and procedures.

Risks Upon Disposition of Investments.

In connection with the disposition of an equity investment in a portfolio company, the Company may be required to make representations about the business and financial affairs of such portfolio company typical of those made in connection with the sale of any business, or may be responsible for the contents of disclosure documents under applicable securities laws. The Company may also be required to indemnify the purchasers of such investment or underwriters to the extent that any such representations or disclosure documents turn out to be incorrect, inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately have to be funded by the Company.

Limitations on Leverage.

The Company may, subject to the limitations described below, incur leverage in connection with its operations, collateralized by its assets and/or capital commitments. The amount of leverage that the Company employs will depend on the Adviser’s and the Board’s assessment of market and other factors at the time of any proposed borrowing. The use of leverage by the Company may have important consequences to the Shareholders, including, but not limited to, the following: (a) greater fluctuations in the net asset value of the Company; (b) use of cash flow for debt service and related costs and expenses, rather than for additional investments, distributions or other purposes; (c) increased interest expense if interest rate levels were to increase significantly; (d) limitation on the flexibility of the Company to make distributions to the Shareholders; (e) the amount and timing of contributions and distributions to Shareholders may be affected in a manner that may have potentially adverse consequences to Shareholders; and (f) result in lower multiples of cost (but enhanced IRRs) for equity investments. There can be no assurance that the Company will have sufficient cash flow to meet its debt service obligations. As a result, the Company’s exposure to losses may be increased due to the illiquidity of its investments generally. Finally, the Management Fee will be payable based on the average value of the Company’s gross assets (excluding cash and cash equivalents), which may give the Adviser an incentive to use leverage to make additional investments.

In connection therewith, credit facilities may be secured by an assignment of the Shareholders’ unfunded capital commitments or the Company’s portfolio investments and assets. Shareholders may be required to acknowledge their obligation to pay their share of such indebtedness up to the amount of their unfunded capital commitments or to acknowledge the right of such lender to call on such Shareholders to fund their commitments. The Governing Agreements may provide a lender with the right to receive detailed due diligence and credit related information regarding the Shareholders. The Adviser reserves the right, in its sole discretion, to waive these requirements for certain Shareholders, which may have an adverse effect on the Company’s ability to obtain such credit facility or terms thereof.

As a BDC, generally, the ratio of the Company’s total assets (less total liabilities other than indebtedness represented by senior securities) to the Company’s total indebtedness represented by senior securities plus any preferred stock, if any, must be at least 200%; however, legislation enacted in March 2018 has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. This means that generally, the Company can borrow up to $1 for every $1 of investor equity (or, if certain conditions are met, the Company can borrow up to $2 for every $1 of investor equity). The Company expect that the Adviser, as the sole initial Shareholder, will approve a proposal that allows the Company to reduce its asset coverage ratio to 150% and, in connection with their subscription agreements, the Shareholders are required to acknowledge the Company’s ability to operate with an asset coverage ratio that may be as low as 150%. If this ratio declines below 150%, the Company cannot incur additional debt and could be required to sell a portion of its investments to repay some indebtedness when it may be disadvantageous to do so. This could have a material adverse effect on the Company’s operations, and the Company may not be able to service its debt or make distributions.

In addition, as market conditions permit, the Company may securitize its loans to generate cash for funding new investments. To securitize loans, the Company may create a wholly owned subsidiary, contribute a pool of loans to the subsidiary and have the subsidiary issue primarily investment grade debt securities to purchasers who would be expected to be willing to accept a substantially lower interest rate than the loans earn. The Company would retain all or a portion of the equity in the securitized pool of loans. The Company’s retained equity would be exposed to any losses on the portfolio of loans before any of the debt securities would be exposed to such losses.

Leverage magnifies the potential for loss on investments in the Company’s indebtedness and on invested equity capital. As the Company will use leverage to partially finance its investments, Shareholders will experience increased risks of investing in the Company’s securities. If the value of the Company’s assets increases, then leveraging would cause the net asset value attributable to the Common Stock to increase more sharply than it would have had the Company not leveraged. Conversely, if the value of the Company’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Company not leveraged its business. Similarly, any increase in the Company’s income in excess of interest payable on the borrowed funds would cause the Company’s net investment income to increase more than it would without the leverage, while any decrease in the Company’s income would cause net investment income to decline more sharply than it would have had the Company not borrowed. Such a decline could negatively affect the Company’s ability to pay dividends on its Common Stock, scheduled debt payments or other payments related to the Company’s securities.

Interest Rates.

Because the Company may borrow money to make investments, the Company’s net investment income will depend, in part, upon the difference between the rate at which the Company borrows funds and the rate at which the Company invests those funds. As a result, the Company can offer no assurance that a significant change in market interest rates will not have a material adverse effect on the Company’s net investment income.

A reduction in interest rates on new investments relative to interest rates on current investments could have an adverse impact on the Company’s net investment income. However, an increase in interest rates could decrease the value of any investments which earn fixed interest rates and also could increase the Company’s interest expense, thereby decreasing the Company’s net income. Also, an increase in interest rates available to investors could make an investment in shares of Common Stock less attractive if the Company is not able to increase its dividend rate, which could reduce the value of the Common Stock. Further, rising interest rates could also adversely affect the Company’s performance if such increases cause its borrowing costs to rise at a rate in excess of the rate that the Company’s investments yield.

In periods of rising interest rates, to the extent the Company borrows money subject to a floating interest rate, the Company’s cost of funds would increase, which could reduce the Company’s net investment income. Further, rising interest rates could also adversely affect the Company’s performance if it holds investments with floating interest rates, subject to specified minimum interest rates (such as a LIBOR floor), while at the same time engaging in borrowings subject to floating interest rates not subject to such minimums. In such a scenario, rising interest rates may increase the Company’s interest expense, even though its interest income from investments is not increasing in a corresponding manner as a result of such minimum interest rates.

If general interest rates rise, there is a risk that the portfolio companies in which the Company hold floating rate securities will be unable to pay escalating interest amounts, which could result in a default under their loan documents with the Company. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, rising interest rates may increase pressure on the Company to provide fixed rate loans to the Company’s portfolio companies, which could adversely affect the Company’s net investment income, as increases in the Company’s cost of borrowed funds would not be accompanied by increased interest income from such fixed-rate investments.

LIBOR.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it will not compel panel banks to contribute to LIBOR after 2021. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates (“IBORs”). To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, at this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to the Company or on the Company’s overall financial condition or results of operations. In addition, if LIBOR ceases to exist, the Company may need to renegotiate any credit agreements extending beyond 2021 with portfolio companies that utilize LIBOR as a factor in determining the interest rate that may be in place at such time, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on the Company’s overall financial condition or results of operations. Following the replacement of LIBOR, some or all of the Company’s credit agreements in place at such time may bear interest a lower interest rate, which could have an adverse impact on the Company’s results of operations. Moreover, if LIBOR ceases to exist, the Company may need to renegotiate certain terms of any credit facilities in place at such time. If the Company is unable to do so, amounts drawn under the Company’s credit facilities may bear interest at a higher rate, which would increase the cost of the Company’s borrowings and, in turn, affect the Company’s results of operations.

Hedging Policies/Risks.

In connection with certain portfolio investments, the Company may employ hedging techniques designed to reduce the risk of adverse movements in interest rates, securities prices and currency exchange rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while the Company may benefit from the use of these hedging mechanisms, unanticipated changes in interest rates, securities prices, currency exchange rates and other factors may result in a poorer overall performance for the Company than if it had not entered into such hedging transactions. The successful utilization of hedging and risk management transactions requires skills that are separate from the skills used in selecting and monitoring investments.

Derivatives and Financial Commitment Transactions.

In November 2019, the SEC published a proposed rule regarding the ability of a BDC (or a registered investment company) to use derivatives and other transactions that create future payment or delivery obligations (except reverse repurchase agreements and similar financing transactions). If adopted as proposed, BDCs that use derivatives would be subject to a value-at-risk leverage limit, certain other derivatives risk management program and testing requirements and requirements related to board reporting. These new requirements would apply unless the BDC qualifies as a “limited derivatives user,” as defined in the SEC’s proposal. A BDC that enters into reverse repurchase agreements or similar financing transactions would need to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating the BDC’s asset coverage ratio. Under the proposed rule, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. If the BDC cannot meet this test, the proposed rule would require it to treat unfunded commitments as a derivatives transaction subject to the requirements of the rule. Collectively, these proposed requirements, if adopted, may limit the Company’s ability to use derivatives and/or enter into certain other financial contracts.

Portfolio Company Management.

Each portfolio company’s day-to-day operations will be the responsibility of such company’s management team. Although the Adviser will be responsible for monitoring the performance of each portfolio investment there can be no assurance that the existing management team, or any successor, will be able to successfully operate the portfolio company in accordance with the Company’s plans. The success of each portfolio company depends in substantial part upon the skill and expertise of each portfolio company’s management team.

Operating and Financial Risks of Portfolio Companies.

Companies in which the Company invests could deteriorate as a result of, among other factors, an adverse development in their business, a change in the competitive environment, or an economic downturn. As a result, companies which the Company expects to be stable may operate, or expect to operate, at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or to maintain their competitive position, or may otherwise have a weak financial condition or be experiencing financial distress. In some cases, the success of the Company’s investment strategy will depend, in part, on the ability of the Company to restructure and/or effect improvements in the operations of a portfolio company. The activity of identifying and implementing restructuring programs and operating improvements at portfolio companies entails a high degree of uncertainty. There can be no assurance that the Company will be able to successfully identify and implement such restructuring programs and improvements.

Projections and Third-Party Reports.

The Company will generally make investments on the basis of projections of the operating results of portfolio companies, the market environment and views/assumptions on default rates, recoveries, interest rate movements and technical market factors. Projected operating results will normally be based primarily on the guidance of the company’s management and be justified by the Adviser’s judgments or third-party advice and reports. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. There can be no assurance that the projected results will be achieved and actual results may vary significantly from the projections. General economic, natural and other conditions, which are not predictable, can have an adverse impact on the reliability of such projections.

Risks Relating to the Company’s Investments

Risks Related to Investments in Loans.

The Company expects to invest primarily by making loans, either through primary issuances or in secondary transactions, including potentially on a synthetic basis. The value of such loans may be detrimentally affected to the extent a borrower defaults on its obligations. There can be no assurance that the value assigned by the Company to collateralize an underlying loan can be realized upon liquidation, nor can there be any assurance that any such collateral will retain its value. Furthermore, circumstances could arise (such as in the bankruptcy of a borrower) that could cause the Company’s security interest in the loan’s collateral to be invalidated. Also, much of the collateral will be subject to restrictions on transfer intended to satisfy securities regulations, which will limit the number of potential purchasers if the Company intends to liquidate such collateral. The amount realizable with respect to a loan may be detrimentally affected if a guarantor, if any, fails to meet its obligations under a guarantee. Finally, there may be a monetary, as well as a time cost involved in collecting on defaulted loans and, if applicable, taking possession of various types of collateral.

Investments in Privately Held Companies.

The Company will acquire a significant percentage of its portfolio company investments from privately held companies in directly negotiated transactions. Substantially all of these investments are subject to legal and other restrictions on resale or are otherwise less liquid than exchange-listed securities or other securities for which there is an active trading market. The Company typically would be unable to exit these investments unless and until the portfolio company has a liquidity event such as a sale, refinancing, or initial public offering.

The illiquidity of the Company’s investments may make it difficult or impossible for the Company to sell such investments if the need arises. In addition, if the Company is required to liquidate all or a portion of its portfolio quickly, the Company may realize significantly less than the value at which the Company has previously recorded its investments, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Moreover, investments purchased by the Company that are liquid at the time of purchase may subsequently become illiquid due to events relating to the issuer, market events, economic conditions or investor perceptions.

Investments in Private and Middle-Market Companies.

Investments in private and middle-market companies involves a number of significant risks. Generally, little public information exists about these companies, and the Company will rely on the ability of the Adviser’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If the Adviser is unable to uncover all material information about these companies, it may not make a fully informed investment decision, and the Company may lose money on its investments. Middle-market companies generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. Middle-market companies may have limited financial resources, may have difficulty accessing the capital markets to meet future capital needs and may be unable to meet their obligations under their debt securities held by the Company, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of the Company realizing any guarantees it may have obtained in connection with its investment. In addition, such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. Additionally, middle-market companies are more likely to depend on the management talents and efforts of a small group of persons. Therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on a portfolio company and, in turn, on the Company. Middle-market companies also may be parties to litigation and may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence. In addition, the Company’s executive officers, directors and the Adviser may, in the ordinary course of business, be named as defendants in litigation arising from the Company’s investments in the portfolio companies.

Investments in Publicly Traded Companies.

The Company’s investment portfolio may contain securities or instruments issued by publicly held companies. Such investments may subject the Company to risks that differ in type or degree from those involved with investments in privately held companies. Such risks include, without limitation, greater volatility in the valuation of such companies, increased obligations to disclose information regarding such companies, limitations on the ability of the Company to dispose of such securities or instruments at certain times, increased likelihood of shareholder litigation against such companies’ board members and increased costs associated with each of the aforementioned risks. Moreover, the Company may not have the same access to information in connection with investments in public securities, either when investing in a potential investment or after making an investment, as compared to privately negotiated investments. Furthermore, the Company may be limited in its ability to make investments, and to sell existing investments, in public securities because the Adviser and/or Stone Point may be deemed to have material, non-public information regarding the issuers of those securities or as a result of other internal policies.

Foreign Investments.

The Company will accept subscriptions and will maintain books and records in dollars although the Company may invest a portion of capital outside of the United States (and in various foreign currencies). Investment in foreign securities involves certain factors not typically associated with investing in U.S. securities, including risks relating to: (i) currency exchange matters, including fluctuations in the rate of exchange between the dollar and the various foreign currencies in which the Company’s foreign investments are denominated, and costs associated with conversion of investment principal and income from one currency into another; (ii) differences between the U.S. and foreign securities markets, including potential price volatility in and relative liquidity of some foreign securities markets, the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements and less government supervision and regulation; (iii) certain economic, social and political risks, including potential exchange control regulations and restrictions on foreign investment and repatriation of capital, the risks of political, economic or social instability and the possibility of expropriation or confiscatory taxation; and (iv) the possible requirement of financing and structuring alternatives and exit strategies that differ substantially from those commonly used in the United States. In addition, the Company and the Shareholders could become subject to additional or unforeseen taxation in foreign jurisdictions in which the Company invests, and changes to taxation treaties (or their interpretation) between the jurisdiction of a Shareholder and the countries in which the Company invests may adversely affect the tax treatment of such Shareholder. The foregoing factors may increase transaction costs and adversely impact the value of the Company’s investments in non-U.S. portfolio companies.

Difficulties Upon Exit.

The Company’s investments will be subject to various risks, particularly the risk that the Company will be unable to realize their investment objectives by sale or other disposition at attractive prices or be unable to complete any exit strategy. Dispositions of investments may be subject to contractual and other limitations on transfer or other restrictions that would interfere with subsequent sales of such investments or adversely affect the terms that could be obtained upon any disposition thereof. There can be no assurance that a public market will develop for any of the Company’s investments or that the Company will otherwise be able to realize such investments. Therefore, there can be no assurance that the Company will realize net profits or achieve returns commensurate with the risks associated with the investments, or that the Company will not experience losses in its investments, which may be substantial.

Risks of Investing in a Credit Vehicle.

In addition to the foregoing risks, investing in the Company presents certain risks, including, but not limited to, risks associated with: credit, investments in loans, “higher-yielding” debt securities, stressed and distressed investments, investments in public companies, credit ratings, prepayment, and interest rates.

The Company has a very broad mandate with respect to the type and nature of securities in which it may invest. While some of the loans in which the Company will invest may be secured, the Company may also invest in debt or preferred equity securities that are either unsecured or subordinated to substantial amounts of senior indebtedness, or a significant portion of which may be unsecured. In such instances, the ability of the Company to influence a portfolio company’s affairs, especially during periods of financial distress or following an insolvency is likely to be substantially less than that of senior creditors. For example, under terms of subordination agreements, senior creditors are typically able to block the acceleration of the debt or other exercises by the Company of its rights as a creditor. Accordingly, the Company may not be able to take the steps necessary to protect its investments in a timely manner or at all. In addition, the debt securities in which the Company will invest may not be protected by financial covenants or limitations upon additional indebtedness, may have limited liquidity and may not be rated by a credit rating agency.

Credit Risk.

One of the fundamental risks associated with investments by the Company is credit risk, which is the risk that an issuer will be unable to make principal and interest payments on its outstanding debt obligations when due. The return to Shareholders would be adversely impacted if an issuer of debt in which the Company invests becomes unable to make such payments when due. Although the Company may make investments that are believed to be secured by specific collateral, the value of which may initially exceed the principal amount of such investments or the fair value of such investments, there can be no assurance that the liquidation of any such collateral would satisfy the borrower’s obligation in the event of non-payment of scheduled interest or principal payments with respect to such investment, or that such collateral could be readily liquidated. The Company may also invest in unsecured loans, which involves a higher degree of risk than senior secured loans. Furthermore, the Company’s right to payment and its security interest, if any, may be subordinated to the payment rights and security interests of a senior lender, to the extent applicable. Certain of these investments may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the investment. In addition, loans may provide for payments-in-kind, which have a similar effect of deferring current cash payments. In such cases, a portfolio company’s ability to repay the principal of an investment may depend on a liquidity event or the long-term success of the company, the occurrence of which is uncertain.

With respect to the Company’s investments in any number of credit products, if the borrower or issuer breaches any of the covenants or restrictions under the credit agreement that governs loans of such issuer or borrower, it could result in a default under the applicable indebtedness as well as the indebtedness held by the Company. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. This could result in an impairment or loss of the Company’s investment or a pre-payment (in whole or in part) of the Company’s investment.

Similarly, while the Company will generally target investing in companies it believes are of high quality, these companies could still present a high degree of business and credit risk. Companies in which the Company invests could deteriorate as a result of, among other factors, an adverse development in their business, a change in the competitive environment or the continuation or worsening of the current (or any future) economic and financial market downturns and dislocations. As a result, companies that the Company expected to be stable or improve may operate, or expect to operate, at a loss or have significant variations in operating results, may require substantial additional capital to support their operations or maintain their competitive position, or may otherwise have a weak financial condition or experience financial distress. In addition, exogenous factors such as fluctuations of the equity markets also could result in warrants and other equity securities or instruments owned by the Company becoming worthless.

Risks Related to Loan Prepayments.

The loans in the Company’s investment portfolio may be prepaid at any time, generally with little advance notice. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such company the ability to replace existing financing with less expensive capital. As market conditions change, the Company does not know when, and if, prepayment may be possible for each portfolio company. In some cases, the prepayment of a loan may reduce the Company’s achievable yield if the capital returned cannot be invested in transactions with equal or greater expected yields, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Potential Material and Adverse Effects of Market Conditions on Debt and Equity Capital Markets.

From time to time, capital markets may experience periods of disruption and instability. For example, from 2008 to 2009, the global capital markets were unstable as evidenced by the lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the repricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of the U.S. federal government and various foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. While market conditions have improved from the beginning of the disruption, there have been recent periods of volatility and there can be no assurance that adverse market conditions will not repeat themselves in the future. If these adverse and volatile market conditions continue, the Company and other companies in the financial services sector may have to access, if available, alternative markets for debt and equity capital in order to grow. Equity capital may be particularly difficult to raise during periods of adverse or volatile market conditions because, subject to some limited exceptions, as a BDC, the Company is generally not able to issue additional shares of common stock at a price less than net asset value per share without first obtaining approval for such issuance from Shareholders and the Company’s Independent Directors.

Moreover, the re-appearance of market conditions similar to those experienced from 2008 through 2009 for any substantial length of time could make it difficult for the Company to borrow money or to extend the maturity of or refinance any indebtedness the Company may have under similar terms and any failure to do so could have a material adverse effect on the Company’s business. The debt capital that will be available to the Company in the future, if any, may be at a higher cost and on less favorable terms and conditions than what the Company is currently able to access. If the Company is unable to raise or refinance debt, the Company may be limited in its ability to make new commitments or to fund existing commitments to its portfolio companies.

Given the extreme volatility and dislocation in the capital markets over the past several years, many BDCs have faced, and may in the future face, a challenging environment in which to raise or access capital. In addition, significant changes in the capital markets, including the extreme volatility and disruption over the past several years, has had, and may in the future have, a negative effect on the valuations of the Company’s investments and on the potential for liquidity events involving these investments.

As a business development company, the Company needs the ability to raise additional capital for investment purposes on an ongoing basis. Without sufficient access to the capital markets, the Company may be forced to curtail business operations or may not be able to pursue new investment opportunities. An inability to raise capital or access debt financing could negatively affect the Company’s business, inhibit the Company’s ability to scale operations, and lead to an increase in operating expenses as a percentage of the Company’s net assets. Disruptive conditions in the financial industry and any new legislation in response to those conditions could restrict the Company’s business operations and could adversely impact the Company’s results of operations and financial condition.

Item 2. Financial Information.

Discussion of Management’s Expected Operating Plans

The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

The Company was formed as a limited liability company under the laws of the State of Delaware on September 8, 2020. Following the BDC Conversion, the Company will be a Delaware corporation. The Company intends to file an election to be treated as a business development company under the 1940 Act, and as a RIC for federal income tax purposes. As such, the Company will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of the Company’s assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of the Company’s taxable income and tax-exempt interest.

Revenues

The Company expects to generate revenues primarily through receipt of interest income from its investments. In addition, the Company may generate income from capital gains on the sales of loans and debt and equity related securities and various loan origination and other fees and dividends on direct equity investments.

Expenses

The Company does not currently have any employees and does not expect to have any employees. The Company’s day-to-day investment operations will be managed by the Adviser, and services necessary for the Company’s business, including the origination and administration of its investment portfolio, will be provided by individuals who are employees of the Adviser and Administrator, pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement. The Company will reimburse the Administrator for its allocable portion of expenses incurred by it in performing its obligations under the Administration Agreement, including its allocable portion of the cost of certain of the Company’s officers and their respective staff, and the Adviser for certain expenses under the Investment Advisory Agreement. The Company will bear its allocable portion of the compensation paid by Stone Point to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staff (based on a percentage of time such individuals devote, on an estimated basis, to the Company’s business affairs). The Company will bear all other costs and expenses of the Company’s operations, administration and transactions, including, but not limited to (i) investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory Agreement; (ii) the Company’s allocable portion of overhead and other expenses incurred by Administrator in performing its administrative obligations under the Administration Agreement, and (iii) all other expenses of its operations and transactions including, without limitation, those relating to:

•	the Company’s initial organizational costs incurred prior to the commencement of the Company’s operations;

•	operating costs incurred prior to the commencement of the Company’s operations;

•	the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services;

•	the cost of effecting sales and repurchases of shares of the Common Stock and other securities, including, except as otherwise noted below, in connection with the Private Offering;

•

fees payable to third parties relating to making investments, including the Adviser’s or its affiliates’ travel expenses, research costs and out-of-pocket fees and expenses associated with performing due diligence and reviews of prospective investments;

•	interest expense and other costs associated with the Company’s indebtedness;

•	transfer agent, dividend reinvestment plan administrator and custodial fees;

•	out-of-pocket fees and expenses associated with marketing efforts;

•	federal and state registration fees and any stock exchange listing fees;

•	U.S. federal, state and local taxes;

•	Independent Directors’ fees and expenses;

•	brokerage commissions and markups;

•	fidelity bond, directors’ and officers’ liability insurance and other insurance premiums;

•	direct costs, such as printing, mailing, long distance telephone and staff;

•	fees and expenses associated with independent audits and outside legal costs;

•	costs associated with the Company’s reporting and compliance obligations U.S. federal and state securities laws, including, the Securities Act, the Exchange Act and the 1940 Act; and

•

other expenses incurred by the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement that will be based upon the Company’s allocable portion (subject to the review and approval of the Board) of overhead.

From time to time, the Adviser or its affiliates may pay third-party providers of goods or services. The Company will subsequently reimburse the Adviser for such amounts paid on the Company’s behalf. There is no contractual cap on the amount of reasonable costs and expenses for which the Adviser will be reimbursed.

The Company may also enter into a credit facility or other debt arrangements to partially fund the Company’s operations, and could incur costs and expenses including commitment, origination, legal and/or structuring fees and the related interest costs associated with any amounts borrowed.

The Company has had no operating history and therefore this statement concerning additional expenses is necessarily an estimate and may not match the Company’s actual results of operations in the future.

Financial Condition, Liquidity and Capital Resources

As the Company has not yet commenced commercial activities, the Company does not have any transactions to date. The Company intends to generate cash from (1) future offerings of the Company’s common or preferred stock, (2) cash flows from operations and (3) borrowings from banks or other lenders. The Company will seek to enter into bank debt, credit facility or other financing arrangements on at least customary market terms; however, the Company cannot assure you it will be able to do so.

The Company’s primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including paying the Adviser), (3) debt service of any borrowings and (4) cash distributions to the holders of the Company’s stock.

Critical Accounting Policies

This discussion of the Company’s expected operating plans is based upon our expected financial statements, which will be prepared in accordance with GAAP. The preparation of these financial statements will require the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, the Company will describe its critical accounting policies in the notes to our future financial statements.

Valuation of Investments

The Company will measure the value of the Company’s investments in accordance with fair value accounting guidance promulgated under GAAP, which establishes a hierarchical disclosure framework which ranks the observability inputs used in measuring financial instruments at fair value. See “Item 1. Business – Valuation Procedures” for a description of the hierarchy for fair value measurements and a description of the Company’s valuation procedures.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

Investment transactions will be recorded on the trade date. The Company will measure net realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation will reflect the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation and depreciation, when gains or losses are realized.

Revenue Recognition

The Company records interest income on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest on loans and debt securities for accounting purposes if the Company has reason to doubt the Company’s ability to collect such interest. OIDs, market discounts or premiums are accreted or amortized over the life of the respective security using the effective interest method as interest income. The Company records prepayment premiums on loans and debt securities as interest income.

Other Income

Other income may include income such as consent, waiver, amendment, unused, syndication and prepayment fees associated with the Company’s investment activities as well as any fees for managerial assistance services rendered by the Company to the portfolio companies. Such fees are recognized as income when earned or the services are rendered. The Company may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees are amortized into other income over the life of the guarantee.

Offering and Organizational Expenses

The Company will bear expenses relating to the organization of the Company and this Private Offering and any subsequent offering of Common Stock, including an Exchange Listing. Organizational expenses include, without limitation, the cost of incorporation, including legal fees related to the creation and organization of the Company, its related documents of organization and its election to be regulated as a BDC. Offering expenses include, without limitation, legal, accounting, printing and other offering costs including those associated with the preparation of a registration statement in connection with any subsequent offering of Common Stock.

U.S. Federal Income Taxes

The Company intends to elect to be taxed as a RIC under Subchapter M of the Code. As a RIC, the Company generally will not be subject to corporate-level U.S. federal income taxes on any ordinary income or capital gains distributed to Shareholders. To qualify as a RIC, the Company must maintain an election under the 1940 Act to be regulated as a BDC, meet specified source-of-income and asset diversification requirements as well as distribute each taxable year dividends for U.S. federal income tax purposes generally of an amount at least equal to 90% of the Company’s “investment company taxable income,” which is generally the Company’s net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for dividends paid. See “Item 1. Business – Material U.S. Federal Income Tax Considerations.”

Contractual Obligations

As of [                ], 2020, the Company had not commenced operations and did not have any significant contractual payment obligations.

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of the Company’s business, the Company does not expect to have any off-balance sheet financings or liabilities.

Quantitative and Qualitative Disclosures About Market Risk

The Company is subject to financial market risks, including changes in interest rates. The Company plans to invest primarily in illiquid debt securities of private companies. Most of the Company’s investments will not have a readily available market price, and the Company will value these investments at fair value as determined in good faith by the Board in accordance with the Company’s valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments the Company makes.

Item 3. Properties.

The Company does not own any real estate or other properties materially important to the Company’s operation or any of the Company’s subsidiaries. The Company’s headquarters are currently located at 20 Horseneck Lane, Greenwich, Connecticut 06830. The Company believe that its current office facilities are adequate to meet the Company’s needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The Company has not yet commenced commercial activities. [To date the Company only has nominal capital from the Adviser that was contributed as part of the Company’s legal formation.]

Item 5. Directors and Executive Officers.

Board of Directors and Executive Officers

The business and affairs of the Company are managed under the direction of the Board. The Board consists of [five] members, [three] of whom are Independent Directors. The Board appoints the Company’s officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly valuation of Company assets, corporate governance activities, oversight of the Company’s financing arrangements and oversight of the Company’s investment activities.

The Board’s role in management of the Company is one of oversight. Oversight of the Company’s investment activities extends to oversight of the risk management processes employed by the Adviser as part of its day-to-day management of the Company’s investment activities. The Board reviews risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of the Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with the Company’s investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of the Company’s investments.

The Board has established an Audit Committee and a Nominating and Corporate Governance Committee. The scope of each committee’s responsibilities is discussed in greater detail below. The Board may determine to form additional committees in the future.

[                ], an Interested Director, serves as Chair of the Board. The Board believes that it is in the best interests of Shareholders for [                ] to lead the Board because [his/her] extensive knowledge of and experience in the financial services industry qualify [him/her] to serve as the Chair of the Board. The Board believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The Board also believes that its small size creates an efficient corporate governance structure that provides opportunity for direct communication and interaction between management and the Board.

The Board is divided into three classes. Each class of directors holds office for a three-year term. However, the initial members of the three classes will have initial terms of one, two and three years, respectively. At each annual meeting of Shareholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election.

Each director holds office for the term to which he or she is elected or appointed and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation, retirement, disqualification or removal.

Directors

Information regarding the board of directors is as follows:

Name	Age	Position(s) Held	Director Since	Expiration of Term
Interested Directors			2020
			2020
			2020
			2020
Independent Directors			2020
			2020
			2020

The address for each director is c/o Stone Point Capital Credit LLC, 20 Horseneck Lane, Greenwich, Connecticut 06830.

Officers Who Are Not Directors

Information regarding the Company’s officers who are not directors is as follows:

Name	Age	Position(s) Held

The address for each executive officer is c/o Stone Point Capital Credit LLC, 20 Horseneck Lane, Greenwich, Connecticut 06830.

Biographical Information

Interested Directors

[To be updated by Amendment.]

Independent Directors

[To be updated by Amendment.]

Executive Officers Who are Not Directors

[To be updated by Amendment.]

Board Responsibilities

The Board monitors and performs an oversight role with respect to the Company’s business and affairs, including with respect to the Company’s investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of the Company’s service providers. Among other things, the Board approves the appointment of the Adviser and officers, reviews and monitors the services and activities performed by the Adviser and executive officers, and approves the engagement and reviews the performance of the independent registered public accounting firm.

Under the Company’s bylaws, the Board may designate a Chair to preside over the meetings of the Board and meetings of the Shareholders and to perform such other duties as may be assigned to [him/her] by the Board. The Company does not have a fixed policy as to whether the Chair of the Board should be an Independent Director and desires to maintain the flexibility to select the Chair and reorganize the leadership structure, from time to time, based on criteria that are in the best interests of the Company and its Shareholders at such times.

The Company recognizes that different board leadership structures are appropriate for companies in different situations. The Company intends to re-examine its corporate governance policies on an ongoing basis to ensure that they continue to meet its needs.

The Board’s Role in Risk Oversight

The Board performs its risk oversight function primarily through (a) its standing Audit Committee, which reports to the entire Board and is comprised solely of Independent Directors, and (b) active monitoring by the Chief Compliance Officer of the Company’s compliance policies and procedures.

As described below in more detail under “Committees of the Board,” the Audit Committee assists the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the internal audit staff, if any, accounting and financial reporting processes, the Company’s valuation process, the Company’s systems of internal controls regarding finance and accounting and audits of the Company’s financial statements.

The Board also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. The Board will annually review a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of the Company’s compliance policies and procedures and service providers. The Chief Compliance Officer’s annual report will address, at a minimum, (a) the operation of the Company’s compliance policies and procedures and the Company’s service providers’ compliance policies and procedures since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which the Board would reasonably need to know to oversee the Company’s compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the Independent Directors at least once each year.

The Company believes that the Board’s role in risk oversight is effective, and appropriate given the extensive regulation to which the Company is already subject as a BDC. As a BDC, the Company is required to comply with certain regulatory requirements that control the levels of risk in the Company’s business and operations. For example, the Company’s ability to incur indebtedness is limited such that the Company’s asset coverage generally must equal at least 150% immediately after each time the Company incurs indebtedness, the Company generally has to invest at least 70% of its total assets in “qualifying assets” and the Company is not generally permitted to invest in any portfolio company in which one of its affiliates currently has an investment.

The Company recognizes that different board roles in risk oversight are appropriate for companies in different situations. The Company intends to re-examine the manners in which the Board administers its oversight function on an ongoing basis to ensure that they continue to meet the Company’s needs.

Committees of the Board

The Board has established an Audit Committee and a Nominating and Corporate Governance Committee, and may establish additional committees in the future. All directors are expected to attend at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they serve. The Company requires each director to make a diligent effort to attend all Board and committee meetings as well as each annual meeting of the Shareholders.

Audit Committee

The Audit Committee is currently composed of all of the Independent Directors. [                ] serves as Chair of the Audit Committee. The Board has determined that [                ] is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Messrs. [                ], [                ], and [                ] meet the current requirements of Rule 10A-3 under the Exchange Act. The Audit Committee operates pursuant to a charter approved by the Board, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to the Board regarding the valuation of the Company’s loans and investments; selecting the Company’s independent registered public accounting firm; reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements; pre-approving the fees for services performed; reviewing with the independent registered public accounting firm the adequacy of internal control systems; reviewing the Company’s annual audited financial statements; overseeing internal audit staff, if any, and periodic filings; and receiving the Company’s audit reports and financial statements.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate governance committee are the Independent Directors. [ ] serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by the Shareholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee seeks candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and the Shareholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the Company’s affairs;

•	are able to work with the other members of the Board and contribute to the Company’s success;

•	can represent the long-term interests of Shareholders as a whole; and

•	are selected such that the Board represents a range of backgrounds and experience.

[The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.] In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of the Board as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the Board, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a board of directors that best serves the Company’s needs and the interests of the Shareholders.

Item 6. Executive Compensation.

Compensation of Executive Officers

The Company does not currently have any employees and does not expect to have any employees. Each of the Company’s initial executive officers is an employee of the Adviser and/or one of its affiliates. The Company’s day-to-day investment operations will be managed by the Adviser. Most of the services necessary for the origination and management of the Company’s investment portfolio will be provided by investment professionals employed by the Adviser and/or its affiliates.

None of the Company’s executive officers will receive direct compensation from the Company. Certain of the Company’s executive officers and other members of the Investment Team, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser or its affiliates (including any fees payable to the Adviser under the terms of the Investment Advisory Agreement, less expenses incurred by the Adviser in performing its services under the Investment Advisory Agreement). The Adviser or its affiliates may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to the Company’s executive officers in addition to their ownership interest.

Compensation of Independent Directors

[The Independent Directors’ annual fee is $[        ]. The Independent Directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each regular Board meeting, each special meeting, and each committee meeting attended. No compensation is expected to be paid to the Interested Directors with respect to the Company.]

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Various potential and actual conflicts of interest may arise from the overall investment activities of the Adviser for their own accounts and for the accounts of others. The following briefly summarizes some of these conflicts, but is not intended to be an exhaustive list of all such conflicts.

Allocation of Time, Services or Functions.

The Investment Team and other individuals providing services on behalf of the Adviser will continue to devote such time and attention to other present and future business activities and advisory relationships, including any other Stone Point Funds, as is required to discharge duties to them, and conflicts of interest may arise in allocating management time, services or functions among the Company, on the one hand, and any other present and future business activities and advisory relationships, on the other hand. As a result, certain members of the Investment Team and related business professionals may be unavailable to devote their time to the business activities of the Company. Also, in connection with prior investments by other Stone Point Funds, Stone Point and/or their portfolio companies may enter into confidentiality, exclusivity, non-competition or similar agreements that may limit the ability of the Company to pursue an investment in one or more companies. In addition, as a result of existing investments and activities, the Adviser and the Investment Team may from time to time acquire confidential information that they will not be able to use for the benefit of the Company.

Other Investment Activities.

Among other personal investments, certain members of the Firm have established one or more partnerships to hold certain investments made on their behalf, including investments in certain investment management firms (such investment management firms, referred to herein as the “Other Sponsors”). The Other Sponsors may target investment opportunities for their own behalf, or on behalf of investment funds and accounts for which they provide investment advisory services (collectively, “Other Sponsor Funds”), in various sectors and asset classes, including investment opportunities in the credit space. It is therefore possible that a particular investment opportunity could be identified by the Company and, separately, by one of the Other Sponsors for its own benefit or for the benefit of an Other Sponsor Fund that it advises. In addition, portfolio companies owned or managed by the Other Sponsors, Other Sponsor Funds or their respective affiliates may compete with, or hold conflicting interests in, potential or existing portfolio companies of the Company. In the event that any Other Sponsor is considered to be an “affiliate” of the Company under the 1940 Act, the Company’s participation in investment opportunities in which such Other Sponsors or Other Sponsor Funds also participate may be subject to restrictions similar to those discussed in “Co-investment with Third Parties” above, in which case any such transactions would need to be conducted pursuant to the terms of an Order. In situations when co-investment with Other Sponsor Funds is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of an Order, the Adviser, Other Sponsors and/or their respective affiliates will need to decide which client or clients will proceed with the investment.

Compensation Arrangements.

The Adviser and its affiliates, including the Company’s officers and some of its directors, may face conflicts of interest caused by compensation arrangements with the Company and its affiliates, which could result in increased risk-taking by the Company. The Adviser and its affiliates will receive fees from the Company in return for their services, which may include certain incentive fees based on the amount of income or capital appreciation of the Company’s investments. These fees could influence the advice provided to the Company. Generally, the more equity the Company sells and the greater the risk assumed by the Company with respect to its investments, the greater the potential for growth in the Company’s assets and profits, and, correlatively, the fees payable by the Company to the Adviser or its affiliates. These compensation arrangements could affect the Adviser’s or its affiliates’ judgment with respect to recommending offerings of equity or the incurrence of debt and investments made by the Company, which allow the Adviser or the affiliate to earn increased management fees.

In particular, the fact that the base Management Fee is payable based upon the average value of the Company’s gross assets (which includes any borrowings used for investment purposes) may encourage the Adviser or its affiliates to use leverage to make additional investments. Such a practice could make such investments more risky than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns. Under certain circumstances, the use of substantial leverage (up to the limits prescribed by the 1940 Act) may increase the likelihood of the Company defaulting on its borrowings, which would be detrimental to Shareholders.

Commencing on the fourth anniversary of the initial closing date, a portion of the Incentive Fee is based on the Company’s pre-Incentive Fee net investment income regardless of any capital losses. In such case, the Company may be required to pay the Adviser an Incentive Fee for a fiscal quarter even if there is a decline in the value of the Company’s portfolio or if the Company incurs a net loss for that quarter.

Any Incentive Fee payable by the Company that relates to the pre-Incentive Fee net investment income may be computed and paid on income that may include interest that has been accrued but not yet received or interest in the form of securities received rather than cash (“payment-in-kind,” or “PIK,” income). PIK income will be included in the pre-Incentive Fee net investment income used to calculate the Incentive Fee to the Adviser even though the Company does not receive the income in the form of cash. If a portfolio company defaults on a loan that is structured to provide accrued interest income, it is possible that accrued interest income previously included in the calculation of the Incentive Fee will become uncollectible. The Adviser is not obligated to reimburse the Company for any part of the Incentive Fee it received that was based on accrued interest income that the Company never receives as a result of a subsequent default.

The quarterly Incentive Fee on income will be recognized and paid without regard to: (i) the trend of pre-Incentive Fee net investment income as a percent of adjusted capital over multiple quarters in arrears which may in fact be consistently less than the quarterly preferred return, or (ii) the net income or net loss in the current calendar quarter, the current year or any combination of prior periods.

For U.S. federal income tax purposes, the Company may be required to recognize taxable income in some circumstances in which the Company does not receive a corresponding payment in cash and to make distributions with respect to such income to maintain the Company’s tax treatment as a RIC and/or minimize corporate-level U.S. federal income or excise tax. Under such circumstances, the Company may have difficulty meeting the Annual Distribution Requirement (as described above) necessary to maintain RIC tax treatment under the Code. This difficulty in making the required distribution may be amplified to the extent that the Company is required to pay the Incentive Fee on income with respect to such accrued income. As a result, the Company may have to sell some of its investments at times and/or at prices the Company would not consider advantageous, raise additional debt or equity capital, or forgo new investment opportunities for this purpose. If the Company is not able to obtain cash from other sources, the Company may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.

The Incentive Fee payable by the Company to the Adviser or its affiliates may create an incentive for the Adviser or such affiliates to incur additional leverage and to make investments on the Company’s behalf that are risky or more speculative than would be the case in the absence of such compensation arrangements. The way in which the Incentive Fee is determined may encourage the Adviser or the affiliates to use leverage to increase the leveraged return on the Company’s investment portfolio.

The Adviser.

The Adviser will experience conflicts of interest in connection with the management of the Company’s business affairs relating to and arising from a number of matters, including: the allocation of investment opportunities by the Adviser and its affiliates; compensation to the Adviser; services that may be provided by the Adviser and its affiliates to issuers in which the Company invests; investments by the Company and other clients of the Adviser, subject to the limitations of the 1940 Act; the formation of additional investment funds managed by the Adviser; differing recommendations given by the Adviser to the Company versus other clients even though such other clients’ investment objectives may be similar to the Company’s; the Adviser’s use of information gained from issuers in the Company’s portfolio for investments by other clients, subject to applicable law; and restrictions on the Adviser’s use of “inside information” with respect to potential investments by the Company.

Specifically, the Company may compete for investments with affiliated BDCs or funds that are advised by the Adviser and its affiliates, subjecting the Adviser and its affiliates to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending investments on the Company’s behalf. To mitigate these conflicts, the Adviser and its affiliates will seek to execute such transactions for all of the participating investment accounts, including the Company, on a fair and equitable basis and in accordance with the Adviser’s investment allocation policy, taking into account such factors as the relative amounts of capital available for new investments; cash on hand; existing commitments and reserves; the investment programs and portfolio positions of the participating investment accounts, including portfolio construction, diversification and concentration considerations; the investment objectives, guidelines and strategies of each client; the clients for which participation is appropriate; each client’s life cycle; targeted leverage level; targeted asset mix and any other factors deemed appropriate.

Stone Point Funds.

Actions taken by the Adviser and its affiliates on behalf of Stone Point Funds may be adverse to the Company and its investments, which could harm the Company’s performance. For example, the Company may invest in the same credit obligations as other Stone Point Funds, although, to the extent permitted under the 1940 Act, the Company’s investments may include different obligations or levels of the capital structure of the same issuer. Decisions made with respect to the securities held by one Stone Point Fund may cause (or have the potential to cause) harm to the different class of securities of the issuer held by other Stone Point Funds (including the Company).

Material Non-Public Information.

Certain members of the Adviser may serve on investment or similar governing committees of portfolio companies of the Company including those that engage in asset management. As a result thereof, the Adviser and their affiliates may from time to time acquire confidential or material non-public information that they will not be able to use for the benefit of the Company, which may lead to the Company not being able to initiate a transaction that it otherwise might have initiated and not being able to sell an investment that it otherwise might have sold. Also, in connection with investments by other Stone Point Funds, the Adviser and its affiliates and/or portfolio companies of such other Stone Point Funds may enter into confidentiality, exclusivity, non-competition or similar agreements that may limit the ability of the Company to pursue an investment in one or more companies. In addition, as a result of existing investments and activities, the Adviser and the Investment Team may from time to time acquire confidential information that they will not be able to use for the benefit of the Company. Furthermore, by reason of their responsibilities in connection with their other activities in general, certain of the Adviser’s personnel may acquire confidential or material non-public information or be restricted from initiating transactions in certain securities. In those instances, the Company will not be free to act upon any such information. Due to these restrictions, the Company may not be able to initiate a transaction that it otherwise might have initiated and may not be able to sell a portfolio investment that it otherwise might have sold. Conversely, the Company may not have access to material non-public information in the possession of other Stone Point Funds which might be relevant to an investment decision to be made by the Company, and the Company may initiate a transaction or sell a portfolio investment which, if such information had been known to it, may not have been undertaken.

Conflicts of Interest Relating to Investments.

The Company does not expect to invest in, or hold securities of, companies that are controlled by the Adviser or an affiliate’s other clients. However, the Adviser or an affiliate’s other clients may invest in, and gain control over, one of the Company’s portfolio companies. If the Adviser or an affiliate’s other client, or clients, gains control over one of the Company’s portfolio companies, it may create conflicts of interest and may subject the Company to certain restrictions under the 1940 Act. As a result of these conflicts and restrictions, the Adviser may be unable to implement the Company’s investment strategies as effectively as it could have in the absence of such conflicts or restrictions. For example, as a result of a conflict or restriction, the Adviser may be unable to engage in certain transactions that it would otherwise pursue. In order to avoid these conflicts and restrictions, the Adviser may choose to exit such investments prematurely and, as a result, the Company may forego any positive returns associated with such investments. In addition, to the extent that an affiliate’s other client holds a different class of securities than the Company as a result of such transactions, interests may not be aligned.

Potential Merger with or Purchase of Assets of Another Fund.

The Adviser may in the future recommend to the Board that the Company merges with or acquires all or substantially all of the assets of one or more funds, including another Stone Point Fund. The Company does not expect that the Adviser would recommend any such merger or asset purchase unless it determines that it would be in the best interest of the Company and its Shareholders, with such determination dependent on factors it deems relevant, which may include the Company’s historical and projected financial performance and any proposed merger partner, portfolio composition, potential synergies from the merger or asset sale, available alternative options and market conditions. In addition, no such merger or asset purchase would be consummated absent the meeting of various conditions required by applicable law or contract, at such time, which may include approval of the Board and common equity holders of both funds. If the Adviser is the investment adviser of both funds, various conflicts of interest would exist with respect to any such transaction. Such conflicts of interest may potentially arise from, among other things, differences between the compensation payable to the Adviser by the Company and by the entity resulting from such a merger or asset purchase or efficiencies or other benefits to the Adviser as a result of managing a single, larger fund instead of two separate funds.

Affiliated Broker-Dealer.

The Adviser is an affiliate of SPC Capital Markets LLC, a Delaware limited liability company (the “Affiliated Broker-Dealer”), which is registered as a broker-dealer with the SEC and a member of FINRA and the Securities Investor Protection Corporation. The Affiliated Broker-Dealer is authorized to engage in the following activities: (i) acting as broker or dealer selling corporate debt securities, (ii) acting as firm commitment underwriter, (iii) acting as real estate syndicator, (iv) investment advisory services (incidental to its role as broker-dealer), including acting as financial advisor to issuers of securities, and participants in mergers, acquisitions, sales, and dispositions of companies, and (v) private placements of securities. The Affiliated Broker Dealer may receive fees from other investors and portfolio companies in which the BDC invests but will not collect fees from the BDC.

To the extent permitted by the 1940 Act, the Affiliated Broker-Dealer may, among other assignments, arrange, structure, and/or place equity and debt securities to be issued by portfolio companies of the Company on a best efforts or firm commitment basis. These placements may from time to time include structuring of offerings, and placement of securities in public offerings of securities issued by portfolio companies of the Company. The Affiliated Broker-Dealer may act as a firm commitment underwriter (co-manager only) in public and private offerings of securities issued by portfolio companies of the Company. In certain limited circumstances, the Company may have a conflict resulting from the foregoing arrangements. When the Affiliated Broker-Dealer serves as underwriter with respect to the securities of a subsidiary of the Company, the Company may be subject to a “lock-up” period following the offering under applicable regulations or agreements during which time its ability to sell any securities that it continues to hold is restricted. This restriction may prevent the Company from disposing of such securities at an opportune time. To the extent permitted by the 1940 Act, the Company may make investments from time to time in transactions where the Affiliated Broker-Dealer is acting as agent, broker, principal, arranger or syndicate manager or member on the other side of the transaction or for other parties in the transaction. The consent of the Board may be required to enter into certain of the Company’s potential investments and the failure of the Board to grant such consent would prevent the Company from consummating such investments, which could adversely affect the Company.

Service Providers.

Certain advisors and other service providers, or their affiliates, (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, investment or commercial banking firms and certain other advisors and agents) to the Company or their portfolio companies may also provide goods or services to or have business, personal, political, financial or other relationships with the Adviser. Such advisors and service providers may be Shareholders in the Company, affiliates of the Adviser, sources of investment opportunities or co-investors or counterparties therewith. These relationships may influence the Adviser in deciding whether to select or recommend such a service provider to perform services for the Company or a portfolio company (the cost of which will generally be borne directly or indirectly by the Company or such portfolio company, as applicable). In certain circumstances, advisors and service providers, or their affiliates, may charge different rates or have different arrangements for services provided to the Adviser or its respective affiliates as compared to services provided to the Company and its portfolio companies, which will result in more favorable rates or arrangements than those payable by the Company or such portfolio companies.

In addition, the portfolio companies of the Company may transact business with (or otherwise provide services and/or products to) one another. Those same portfolio companies may also transact business with the Adviser or the Company, employees or affiliates. Such arrangements will generally be negotiated and executed at arm’s length, but certain factors may lead a portfolio company to pay higher fees in connection with the services and/or products provided as compared to other similar providers. Those factors include, without limitation, the complexity of the services and/or products being provided, the reputation of the portfolio company in providing such services and/or products, and the ability of the portfolio company to meet specified time, budget or other constraints. Furthermore, the Adviser and/or the portfolio companies of the Company may enter into agreements collectively with vendors which provide products and services to the Adviser and/or the portfolio companies, generally in an effort to reduce costs and expenses. The Adviser may act as a host for the negotiation process associated with such agreements. Notwithstanding the foregoing, the Adviser acts solely as a liaison in connection with the evaluation of, and has no control over the entering into, definitive agreements by such portfolio companies. Any definitive agreements shall be executed solely by and between the applicable portfolio company and applicable counterparty, and such portfolio company (and not the Adviser, except where the Adviser is acting in its own capacity) shall be solely responsible for its obligations thereunder.

Advisors and Consultants.

The Adviser may work with or alongside one or more consultants, advisors (including senior advisors and CEOs) and/or operating partners who are retained by the Adviser on a consultancy or retainer or other basis, to provide services to the Company. The functions undertaken by such persons with respect to the Company will not be exclusive and such persons may perform similar functions and duties for other organizations which may give rise to conflicts of interest. Such persons may also be appointed to the board of directors of companies and have other business interests which give rise to conflicts of interest with the interests of the Company or a portfolio company of the Company. Shareholders should note that such persons may retain compensation that will not offset the Management Fee payable to the Adviser, including that: (a) such persons are permitted to retain all directors’ fees, monitoring fees and other compensation received by them in respect of acting as a director or officer of, or providing other services to, a portfolio company and such amounts shall not be credited against the Management Fee; (b) certain of such persons may be paid a deal fee, a consultancy fee or other compensation where they are involved in a specific project relating to the Company, which fee will be paid either by the Company or, if applicable, the relevant portfolio company; and (c) such persons may be invited to invest in or alongside the Company in investments, as part of a participation scheme or otherwise, and will be entitled to retain all of the proceeds generated from such investments.

Valuation Matters.

The Company’s investment portfolio will be recorded at fair value as determined in good faith in accordance with procedures established by the Board and, as a result, there is and will be uncertainty as to the value of the Company’s portfolio investments. Under the 1940 Act, the Company is required to carry its portfolio investments at market value or, if there is no readily available market value, at fair value as determined in accordance with procedures established by the Board. There is not a public market or active secondary market for many of the types of investments in privately held companies that the Company intends to hold and make. The Company’s investments may not be publicly traded or actively traded on a secondary market but, instead, may be traded on a privately negotiated over-the-counter secondary market for institutional investors, if at all. As a result, these investments will be valued quarterly at fair value as determined in good faith in accordance with valuation policy and procedures approved by the Board.

The determination of fair value, and thus the amount of unrealized appreciation or depreciation the Company may recognize in any reporting period, is to a degree subjective, and the Adviser has a conflict of interest in making recommendations of fair value. Valuations of investments will be approved by the Board at the end of each calendar quarter. Investments for which market quotations are readily available may be priced by independent pricing services. In instances where there is no readily available market value, the Company’s investments will be valued at fair value with the input of the Adviser’s valuation committee and an external, independent valuation firm that is retained by the Company to review the Company’s investments. The types of factors that may be considered in determining the fair values of the Company’s investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparison to publicly traded companies, discounted cash flow, current market interest rates and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, the valuations may fluctuate significantly over short periods of time due to changes in current market conditions. The determinations of fair value in accordance with procedures established by the Board may differ materially from the values that would have been used if an active market and market quotations existed for such investments. The Company’s net asset value could be adversely affected if the determinations regarding the fair value of the investments were materially higher than the values that the Company ultimately realizes upon the disposal of such investments.

Operating Policies.

The Board will have the authority to modify or waive certain operating policies, investment criteria and strategies, in some cases without prior notice and without Shareholder approval. The Company cannot predict the effect any changes to current operating policies, investment criteria and strategies would have on its business, net asset value, operating results and the value of its securities. However, the effects might be adverse, which could negatively impact the Company’s ability to pay distributions and may cause Shareholders to lose all or part of their investment. Moreover, the Company will have significant flexibility in investing the net proceeds of its offering and may use the net proceeds from the offering in ways with which Shareholders may not agree.

Diverse Shareholders.

The Shareholders are expected to include U.S. taxable and tax-exempt entities, and institutions from jurisdictions outside of the United States. Such Shareholders may have conflicting investment, tax and other interests with respect to their investments in the Company. The conflicting interests of individual Shareholders may relate to or arise from, among other things, the nature of investments made by the Company or the structuring of the acquisition of portfolio investments. As a consequence, conflicts of interest may arise in connection with decisions made by the Adviser, including in respect of the nature or structuring of investments, that may be more beneficial for one Shareholder than for another Shareholder, especially in respect of Shareholders’ individual tax situations. In selecting and structuring investments appropriate for the Company, the Adviser will consider the investment and tax objectives of the Company, rather than the investment, tax or other objectives of any Shareholder individually.

Other Transactions with Prospective and Actual Shareholders.

Prospective investors should note that the Adviser and its affiliates from time to time engage in transactions with prospective and actual Shareholders that provide economic and business benefits to such Shareholders and the Adviser and its affiliates. Such transactions may be entered into prior to or coincident with a Shareholder’s admission to the Company or during the term of their investment. The nature of such transactions can be diverse and may include benefits relating to the Company and their portfolio companies. Examples include the ability to co-invest alongside the Company, recommendations to underwriters for allocations in initial public offerings, a broad range of commercial transactions in the ordinary course of business with such Shareholders and portfolio companies, and the purchase or disposition of interests to or from portfolio companies. In addition, the Adviser may acquire Common Stock from existing Shareholders without offering such secondary opportunities to the other Shareholders. In such event, the Adviser will have oral and written information concerning the portfolio companies that may be non-public and may be deemed material to a decision to sell shares of Common Stock, including any information regarding the business, operations, property, financial and other condition and creditworthiness of the portfolio companies, which may not be disclosed to the selling Shareholder prior to such acquisition.

Arrangements with Stone Point.

The Company will enter into a license agreement with Stone Point, under which Stone Point will grant the Company a non-exclusive, royalty-free, non-perpetual license to use the name and trademark “Stone Point.” Under this agreement, the Company will have a right to use “Stone Point” for so long as the Company is a majority affiliate of Stone Point and a private entity. Other than with respect to this limited license, the Company does not have a legal right to the “Stone Point” name. In the event the license agreement is terminated, the Company will be required to change its name and cease using “Stone Pont” as part of the Company’s name.

Item 8. Legal Proceedings.

From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with the Company’s portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, the Company does not expect that these proceedings will have a material effect upon the Company’s financial condition or results of operations. The Company and the Adviser are not currently a party to any material legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters.

Market Information

The Company’s common stock offered in Private Offerings hereby has not been registered under the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Company is offering the Company’s common stock only (1) to “accredited investors” (as defined in Rule 501 under the Securities Act) and (2) outside the United States in compliance with Regulation S, in reliance upon exemptions from the registration requirements of the Securities Act.

Each purchaser of the Company’s common stock will be required to complete and deliver to the Company, prior to the acceptance of any order, a subscription agreement substantiating the purchaser’s investor status and including other limitations on resales and transfers of the Company’s common stock.

Purchasers of shares of the Company’s common stock will not be permitted to transfer their shares without the Company’s prior written consent (unless the transfer is to an affiliate) until a date to be established by the Company. While the Company expects not to unreasonably withhold its prior written consent to transfers by the Company’s Shareholders, the Company may withhold its consent if any such transfer would have adverse tax, regulatory or other consequences. Additionally, to the extent the Company approves any transfers or the foregoing restriction lapses, investors will be subject to restrictions on resale and transfer associated with securities sold pursuant to Regulation D, Regulation S and other exemptions from registration under the Securities Act. Unless and until the Company’s common stock were to become registered under the Securities Act, it may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions.

Any transfers of shares of the Company’s common stock in violation of the foregoing provisions will be void, and any intended recipient of the Company’s common stock will acquire no rights in such shares and will not be treated as the Company’s Shareholder for any purpose.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of Common Stock.

Dividends

The Company intends to pay quarterly distributions to the Company’s Shareholders out of assets legally available for distribution. The Company intends to elect to be treated, and intends to qualify annually, to be subject to tax as a RIC under Subchapter M of the Code. To obtain and maintain the Company’s ability to be subject to tax as a RIC, the Company must, among other things, timely distribute to the Company’s Shareholders at least 90% of the Company’s investment company taxable income for each taxable year. Please refer to “Item 1. Business – Material U.S. Federal Income Tax Consequences” for further information regarding the tax treatment of the Company’s distributions and the tax consequences of the Company’s retention of net capital gains.

Item 10. Recent Sales of Unregistered Securities.

[On [●], the Company issued and sold [●] shares of common stock at an aggregate purchase price of $[●] to the Adviser. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section  4(a)(2) of the Securities Act.]

Item 11. Description of Registrant’s Securities to be Registered.

The following description is based on relevant portions of the DGCL, as amended, and on the Company’s Certificate of Incorporation and bylaws that will be effective upon consummation of the BDC Conversion. This summary is not necessarily complete, and investors should refer to the DGCL and Company’s Certificate of Incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

The Company’s authorized stock consists of [●] shares of Common Stock, par value $0.001 per share, and [●] shares of preferred stock, par value $0.001 per share. There is currently no market for the Company’s Common Stock, and the Company can offer no assurances that a market for the Common Stock will develop in the future. There are no outstanding options or warrants to purchase the Company’s stock. No stock has been authorized for issuance under any equity compensation plans. Under the DGCL, Shareholders generally are not personally liable for the debts or obligations of the Company.

The following are the Company’s outstanding classes of securities as of [●], 2020:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under(3)
Common Stock	[●]	—	[●]
Preferred Stock	[●]	—	—

Under the Company’s certificate of incorporation, the Board is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining Shareholder approval. As permitted by the DGCL, the Company’s certificate of incorporation provides that the Board, without any action by the Shareholders, may amend the certificate of incorporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue.

Common Stock

All shares of the Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s Common Stock if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Shares of the Company’s Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Certificate of Incorporation or bylaws, federal and state securities laws or by contract. In the event of the liquidation, dissolution or winding up of the Company, each share of the Company’s Common Stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s Common Stock is entitled to one vote on all matters submitted to a vote of Shareholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company’s Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of the Company’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the Board to classify and reclassify any unissued shares of preferred stock into other classes or series of preferred stock. Prior to issuance of shares of each class or series, the Board is required by Delaware law and by the Company’s Certificate of Incorporation, as amended, to set the powers, preferences and relative, participation, optional and other special rights, and the qualifications, limitations or restrictions thereof, for each class or series. Thus, the Board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the Company’s Common Stock or otherwise be in their best interest. However, any issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires that (1) immediately after issuance and before any dividend or other distribution is made with respect to the Company’s common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of the Company’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately from the holders of common stock on a proposal to cease operations as a BDC. The Company believes that the availability for issuance of preferred stock will provide the Company with increased flexibility in structuring future financings and acquisitions. The Company does not currently intend to issue preferred stock. The issuance of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the Company’s common stock by making an investment in the common stock less attractive.

Limitation on Transfer of Common Stock

The Company intends to sell shares of Common Stock in a private offering in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder,

Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire shares of Common Stock in such private offerings are required to complete, execute and deliver a Subscription Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements. The Company may, from time to time, engage offering or distribution agents and incur offering or distribution fees or sales commissions in connection with the private offering of shares of Common Stock in certain jurisdictions outside the United States. The cost of any such offering or distribution fees may be borne by an affiliate of the Adviser. The Company will not incur any such fees or commissions if our net proceeds received upon a sale of shares of our Common Stock after such costs would be less than the net asset value per Share.

Prior to an Exchange Listing, Shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any Common Stock unless (i) (A) the Company consents to such Transfer or (B) the transferee is an affiliate of the transferor and (ii) the Transfer is made in accordance with applicable laws. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a Shareholder. Following an Exchange Listing, Shareholders may be restricted from selling or disposing of their shares of Common Stock by applicable securities laws or contractually by a lock-up agreement with the underwriters of any public offering of the Common Stock conducted in connection with an Exchange Listing or otherwise.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The indemnification of the Company’s officers and directors is governed by Section 145 of the DGCL, the Certificate of Incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the Shareholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of Shareholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Certificate of Incorporation provides for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended.

The bylaws provide that the Company’s directors will not be liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its Shareholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its Shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

As a BDC, the Company is not permitted to and will not indemnify the Adviser, any of the Company’s executive officers and directors, or any other person against liability arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office, or by reason of reckless disregard of obligations and duties of such person arising under contract or agreement.

Delaware Anti-takeover Law

The DGCL contains provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s Shareholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of Shareholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested shareholder;

•

any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested shareholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

The Board will adopt a resolution exempting from Section 203 of the DGCL any business combination between the Company and any other person, subject to prior approval of such business combination by the Board, including approval by a majority of the Independent Directors.

Classified Board of Directors

The Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of the Company or removal of incumbent management more difficult. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of the Company’s management and policies.

Election of Directors

The Certificate of Incorporation and bylaws provide that the affirmative vote of the holders of a majority of the votes cast by Shareholders present in person or by proxy at an annual or special meeting of Shareholders and entitled to vote at such meeting is required to elect a director. Under the Certificate of Incorporation, the Board may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Removal; Vacancies

The Certificate of Incorporation provides that the number of directors is set only by the Board in accordance with the bylaws. The bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, unless the bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which the Certificate of Incorporation does not), directors on a classified board such as the Board may be removed only for cause. Under the Certificate of Incorporation and bylaws, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of the Shareholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Action by Shareholders

The Certificate of Incorporation provides that Shareholder action can be taken only at an annual or special meeting of Shareholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a Shareholder proposal until the next annual meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

The bylaws provide that with respect to an annual meeting of Shareholders, nominations of persons for election to the Board and the proposal of business to be considered by Shareholders may be made only (1) by or at the direction of the Board, (2) pursuant to the notice of meeting or (3) by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that directors will be elected at the meeting, by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring Shareholders to give the Company advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform Shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Shareholders. Although the bylaws do not give the Board any power to disapprove Shareholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of Shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and the Company’s Shareholders.

Shareholder Meetings

The Certificate of Incorporation provides that any action required or permitted to be taken by Shareholders at an annual meeting or special meeting of Shareholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the unanimous written consent of the Shareholders. The Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the Shareholders can only be called by the Chair of the Board, the Chief Executive Officer or the Board. In addition, the bylaws establish an advance notice procedure for Shareholder proposals to be brought before an annual meeting of Shareholders, including proposed nominations of candidates for election to the Board. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a Shareholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the Shareholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next Shareholder meeting Shareholder actions that are favored by the holders of a majority of the outstanding voting securities.

Calling of Special Meetings of Shareholders

The Certificate of Incorporation provides that special meetings of Shareholders may be called by the Board, the Chair of the Board and the Company’s Chief Executive Officer.

Conflict with 1940 Act

The bylaws provide that, if and to the extent that any provision of the DGCL or any provision of the Certificate of Incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

The Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the Shareholder at the Shareholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Item 12. Indemnification of Directors and Officers.

See “Item 11. Description of Registrant’s Securities to be Registered – Limitations on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Item 13. Financial Statements and Supplementary Data.

Set forth below is an index to the Company’s financial statements attached to this Registration Statement.

Page
Index to Financial Statements*	[	]
Report of Independent Registered Public Accounting Firm*	[	]
Balance Sheet as of [*], 2020*	[	]
Notes to Balance Sheet*	[	]

*	– to be filed by amendment

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) List separately all financial statements filed

The financial statements included in this Registration Statement are listed “Item 13. Financial Statements and Supplementary Data.”

(b) Exhibits

Number	Exhibit

3.1	Form of Articles of Incorporation*

3.2	Form of Bylaws*

10.1	Form of Investment Advisory Agreement between the Company and the Adviser*

10.2	Form of Administration Agreement between the Company and the Administrator*

10.3	Form of Trademark License Agreement between the Company and the Adviser*

10.4	Form of Dividend Reinvestment Plan*

10.5	Form of Indemnification Agreement for Directors and Officers*

10.6	Form of Custody Agreement by and between the Registrant and [ ]*

10.7	Form of Subscription Agreement*

*	– to be filed by amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

STONE POINT CAPITAL CREDIT LLC

Date: September 29, 2020	/s/ Jacqueline Giammarco
Chief Compliance Officer